As filed with the Securities and Exchange Commission on September 29 , 2011

 File No. 333-174224

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Registration Statement No. 1 on Form F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FLINT INT’L SERVICES, INC.

(Exact name of registrant as specified in its charter)

The British Virgin Islands	8331	Applied For
(State or jurisdiction of incorporation or organization)	(Primary Industrial Classification Code No.)	I.R.S. Employer Identification No.

5732 HWY 7 West, Unit 15, Vaughn, ON, L4L 3A2, Canada  (877) 439-3001

(Address, including the ZIP code & telephone number, including area code of Registrant's principal executive office)

5732 HWY 7 West, Unit 15, Vaughn, ON, L4L 3A2, Canada  (877) 439-3001

 (Address of principal place of business or intended principal place of business)

5732 HWY 7 West, Unit 15, Vaughn, ON, L4L 3A2, Canada  (877) 439-3001

(Name, address, including zip code, and telephone number, including area code of agent for service)

Copies to:
Jose Santos		The McCall Law Firm, PC
Forbes Hare		3201 Maple Ave.
P.O. Box 4649		Suite 400
Road Town, Tortola		Dallas, TX 75201
British Virgin Islands		(972) 665 9600 Tel
(284) 494 1890		(817) 533 5330 Fax

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

We have not made any arrangements to place the funds in an escrow, trust, or similar account. Please see the Plan of Distribution section of the F-1 for more information.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the securities Act registration number of the earlier effective registration statement for the same offering. |_|

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.   See definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ]	Smaller reporting company	[x]
(Do not check if a smaller reporting company)

 _______________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the securities Act registration number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the securities Act registration number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|

_________________

No dealer, salesman or any other person has been authorized to give any quotation or to make any representations in connection with the offering described herein, other than those contained in this Prospectus.  If given or made, such other information or representation'; must not he relied upon as having been authorized by the Company or by any Underwriter.  This Prospectus does not constitute an offer to sell, or a solicitation of an otter to buy any securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction.

TABLE OF CONTENTS

Prospectus Summary	2
Corporate Information	2
Summary Financial Data	3
Risk Factors	4
Forward Looking Statements	7
Dilution	7
Plan of Distribution	8
Use of Proceeds	10
Description of Business	11
Description of Property	14
Legal Proceedings	14
Securities Being Offered	14
Taxation	15
Management’s Discussion and Plan of Operations	19
Director’s, Executive Officers and Significant Employees	22
Remuneration of Officers and Directors	23
Interest of Management and Others in Certain Transactions	23
Principal Shareholders	24
Significant Parties	24
Relationship with Issuer of Experts Named in Registration Statement	24
Changes In and Disagreements with Accountants on Accounting and Financial Disclosure	24
Disclosure of Commission Position of Indemnification for Securities Act Liabilities	25
Legal Matters	25
Experts	25
Dividend Policy	25
Capitalization	26
Transfer Agent	26
Financial Statements	F-1

Until the 90th day after the later of (1) the effective date of the registration statement or (2) the first date on which the securities are offered publicly), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Offering Price Per Share(1)	Minimum/Maximum Proposed Aggregate Offering(1)	Amount of Registration Fee
Ordinary shares, $0.001 par value Minimum Maximum	70,000 500,000	$1.00 $1.00	$ 70,000 $500,000	$ 10 $ 64
Total maximum	500,000	$1.00	$500,000	$ 64

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that the registration statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933. |X|

(1) Estimated solely for the purpose of calculating the registration fee.

  Initial public offering prospectus

Flint Int’l Services, Inc.

Minimum of 70,000 shares of ordinary shares, and a

Maximum of 500,000 shares of ordinary shares

$1.00 per share

We are making a best efforts offering to sell ordinary shares in the capital of our company. The ordinary shares will be sold by our officer and director, Russell Hiebert on behalf of the Company after the effective date of this registration statement. The offering price was determined arbitrarily and we will raise a minimum of $70,000 and a maximum of $500,000. The money we raise in this offering before the minimum amount, $70,000, is sold will be deposited in a separate non-interest bearing bank account where the funds will be held for the benefit of those subscribing for our shares, until the minimum amount is raised at which time we will deposit them in our bank account and retain the transfer agent who will then issue the shares. The offering will end on March 15, 2012 and if the minimum subscription is not raised by the end of the offering period, all funds will be refunded promptly to those who subscribed for our shares, without interest. There is no minimum purchase requirement for subscribers. After the offering, our officer and director, Russell Hiebert will continue to own sufficient shares to control the company. Mr. Hiebert will not be compensated for his role in the offering. As a smaller reporting company, Flint does not need to register with a broker-dealer in connection with the offering.

The Offering:
	70,000 shares		500,000 shares
	Minimum offering		Maximum offering
	Per Share	Amount	Per Share	Amount

Public Offering Price	$1.00	$70,000	$1.00	$500,000

Offering expenses are estimated to be $16,769 if the minimum number of shares are sold, which equates to $0.002 per share, and $33,769 if the maximum number of shares are sold, which equates to $0.004 per share.

There is currently no market for our shares. We intend to work with a market maker who would then apply to have our securities quoted on the over-the-counter bulletin Board or on an exchange as soon as practicable after our offering. We will close our offering on March 15, 2012 . However, it is possible that we do not get trading on the over-the-counter bulletin Board, and if we do get quoted on the bulletin board, we may not satisfy the listing requirements for an exchange, which are greater than that of the bulletin board.

____________________________

This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss. See “Risk Factors” beginning on Page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

This Prospectus is dated __________________________

1

PROSPECTUS SUMMARY

OUR COMPANY

Flint Int'l Services, Inc. was incorporated on December 29, 2010 under the laws of the Cayman Islands in order to purchase 100% of the outstanding interests of Flint Management, LLC, a Canadian corporation.  In May 2011, we completed a merger/redomestication into our wholly owned subsidiary based in the British Virgin Islands, also named Flint Int'l Services, Inc., which was formed as a business company with limited liability (meaning the liability of shareholders is limited to the price paid for their shares). The British Virgin Islands corporation became the surviving entity along with its Memorandum and Articles.

Flint Management, LLC (“Flint LLC”) is a wholly owned subsidiary of Flint Int’l Services, Inc. (“FLINT” or “the Company” or “we”) and was formed in January 2004 as an Ontario, Canada Corporation.  Flint LLC, is an education corporation that tailor-makes courses designed to cover a specific topic or range of topics in a concise, easy to understand, computer-based format.

We structured our organization with our operating company, the Canadian corporation, as a subsidiary of our parent company, Flint Int'l Services, Inc., a BVI corporation, so that we could form additional operating entities as needed. We chose to domicile the parent company in the BVI so that no additional tax liabilities are created; the operating company in Canada is subject to the taxes and laws of a Canadian corporation. After discussion with company attorneys and accountants, the stockholders of the Canadian corporation determined that this structure would be best suited to the Company's objectives. The stockholders retained the same percentage of ownership before and after the merger/re-domestication. The Company retained attorneys and accountants to facilitate in the process and were paid cash. No other remuneration was paid to the attorneys or accountants or any other third parties.

In Note 6 to the Company’s consolidated financial statements, the Company discusses a substantial doubt that we can continue as a going concern.   We expect that the proceeds of this offering will reduce that risk. Over the next 12 months, we believe that we will need to raise approximately $26,000 to continue as a going concern provided our cash flow from operations remains break-even. The $26,000 is broken down as follows and can be cross-referenced to the Use of Proceeds on Page 11

$
Marketing & Promotions	3,000
Supplies & Travel	4,000
General Corporate Overhead	3,000
Legal and Accounting	6,000
Other Offering Expenses	10,000
TOTAL	26,000

We intend to use the proceeds of this offering to build our business through hiring of new sales personnel, the purchase of new equipment / web-site enhancements and aggressive marketing through new campaigns to new and existing markets. Please refer to the Use of Proceeds section on page 11 for additional detail.

The money we raise in this offering before the minimum amount of $70,000 is sold will be held uncashed in a company safe. Although we believe that creditors would not have access to it, there is a possibility they could gain access to the funds to satisfy liabilities of the Company.

THE OFFERING

The Company’s sole officer and director will be selling the offering:

	Minimum	Midpoint	Maximum
Ordinary shares offered	70,000	285,000	500,000
Ordinary shares outstanding before this offering	7,500,000	7,500,000	7,500,000
Total shares outstanding after this offering	7,570,000	7,785,000	8,000,000

Officers, directors and their affiliates will not be able to purchase shares in this offering.

2

SUMMARY FINANCIAL DATA

The following table sets forth certain of our summary financial information. This information should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this prospectus.

Balance Sheet	UNAUDITED June 30, 2011	AUDITED December 31, 2010	AUDITED December 31, 2009	UNAUDITED December 31, 2008	UNAUDITED December 31, 2007
Working Capital	$57,642	$7,462	$14,044	$(24,992)	$(24,169)
Total Assets	$249,685	$150,951	$142,639	$65,744	$65,823
Total Liabilities	$182,217	$124,015	$116,752	$67,287	$72,488
Shareholder's Equity	$67,468	$26,936	$25,887	$(1,543)	$(6,665)

Statement of Operations	UNAUDITED June 30, 2011	AUDITED December 31, 2010	AUDITED December 31, 2009	UNAUDITED December 31, 2008	UNAUDITED December 31, 2007
Revenue	263,444	$438,278	$367,989	$220,891	$275,717
Cost of Sales	117,595	$324,120	$243,251	$161,983	$240,015
Operating Expenses	91,060	$114,038	$82,208	$59,203	$51,833
Other Expense	-	$-	$-	$-	$-
Income Tax Provision	(15,638)	$(1,370)	$(6,726)	$-	$-
Net Income (Loss)	39,151	$(1,250)	$(35,804)	$(295)	$860
Earnings (Loss) per share: Basic & Diluted	0.01	$(0.00)	$(0.00)	$(0.00)	$0.00
Weighted Average Number of Shares Outstanding	7,500,000	7,500,000	7,500,000	7,500,000	7,500,000

3

RISK FACTORS

The investor should carefully consider the risks described below and all other information contained in this prospectus before making an investment decision. We have identified all material risks known to, and anticipated by, us as of the filing of this registration statement.

We have a limited operating history, with minimal retained earnings, which, if losses occur, could cause us to run out of money and close our business.

We have minimal retained earnings from operations.  There is not sufficient gross revenue and profit to finance our planned growth and, without additional financing as outlined in this prospectus, we could continue to experience losses in the future. Our accumulated deficit as of December 31, 2010 was $2,238. We may incur significant expenses in promoting our business, and as a result, will need to generate significant revenues over and above our current revenue to achieve consistent profitability. If we are unable to achieve that profitability, your investment in our ordinary shares may decline or become worthless.

We rely on our sole officer for decisions and he may make decisions that are not in the best interest of all shareholders.

We rely on our officer, Russell Hiebert, to direct the affairs of the company and rely upon them to competently operate the business. We do not have key man insurance on him and have no employment agreements with him. Should something happen to them, this reliance on one person could have a material detrimental impact on our business and could cause the business to lose its place in the market, or even fail. Such events could cause the value of our shares to decline or become worthless.

Our sole officer will retain control over our business after the offering and may make decisions that are not in the best interest of all shareholders.

Upon completion of this offering, our officer, Russell Hiebert, will, in the aggregate, beneficially own approximately 92.47% (or 87.50% if maximum is sold) of the outstanding ordinary shares. As a result, our sole officer will have the ability to control all the matters submitted to our shareholders for approval, including the election and removal of directors and any merger, consolidation or sale of all of our assets. He will also control our management and affairs. Accordingly, this concentration of ownership may have the effect of delaying, deferring or preventing a change in control of us, impeding a merger, consolidation, takeover or other business combination involving us or discouraging a potential acquirer from making a tender offer or otherwise attempting to take control of us, even if the transaction would be beneficial to other shareholders. This in turn could cause the value of our shares to decline or become worthless.

Although we believe the funds we raise in this offering will allow us to generate sufficient funds from operations, if that is not the case, we may have to raise additional capital which may not be available or may be too costly, which, if we cannot obtain, could cause us to have to cease our operations.

We expect that the funds we raise in this offering will take us to the point of a positive cash flow. However, if that does not turn out to be the case, our capital requirements could be more than our operating income. As of June 30, 2011, our cash balance was $101,363. We do not have sufficient cash to indefinitely sustain operating losses, but believe we can continue to generate positive cash flow within twelve months from the funds raised in this offering. Our potential profitability depends on our ability to generate and sustain substantially higher net sales with reasonable expense levels. We may not operate on a profitable basis or that cash flow from operations will be sufficient to pay our operating costs. We anticipate that the funds raised in this offering will be sufficient to fund our planned growth for the next 12 months after we close on the offering assuming we raise the minimum amount in this offering. We anticipate that we will need $26,000 over the next 12 months, provided our cash flows from operations remain breakeven. If we do not raise the minimum amount of this offering, $70,000, we will have begun our marketing programs, incurred fees related to these filings, begun to follow-up on sales leads and incurred general administrative costs which are cash out-of-pocket expenses without related revenue to cover. As disclosed in our financial statements our cash flows in 2009 were positive approximately $18,600 and negative in 2010 approximately $5,800 and through six months of 2011, positive approximately $75,400. If we had not begun this process we forecasted that our cash flows would be breakeven for 2011 and since we anticipate spending $26,000 in the next 12 months if we not raise the minimum then we will fund working capital through shareholder advances and if need, bank loans. Therefore, if we do not achieve profitability, we will need to raise additional capital to finance our operations. We have no current or proposed financing plans or arrangements other than this offering. We could seek additional financing through debt or equity offerings. Additional financing may not be available to us, or, if available, may be on terms unacceptable or unfavorable to us. If we need and cannot raise additional funds, further development of our business, upgrades in our technology, additions to our product lines may be delayed or postponed indefinitely; if this happens, the value of your investment could decline or become worthless.

4

No public market for our ordinary shares currently exists and an active trading market may never materialize, and an investor may not be able to sell their shares.

Prior to this offering, there has been no public market for our ordinary shares. We plan work with a market maker who would then apply to have our securities quoted on the OTC Bulletin Board (“OTCBB”). In order to be quoted on the OTCBB, we must be sponsored by a participating market maker who would make the application on our behalf; at this time, we are not aware of a market maker who intends to sponsor our securities and make a market in our shares. Assuming we become quoted, an active trading market still may not develop and if an active market does not develop, the market value could decline to a value below the offering price in this prospectus. Additionally, if the market is not active or illiquid, investors may not be able to sell their securities.

If a public trading market for our ordinary shares materializes, we will be classified as a ‘penny stock’ which has additional requirements in trading the shares, which could cause an investor not to be able to sell their shares.

The U.S. Securities and Exchange Commission treats shares of certain companies as a ‘penny stock’. We are not aware of a market maker who intends to make a market in our shares, but should we be cleared to trade, we would be classified as a ‘penny stock’ which makes it harder to trade even if it is traded on an electronic exchange like the over-the-counter bulletin board. These requirements include (i) broker-dealers who sell to customers must have the buyer fill out a questionnaire, and (ii) broker-dealers may decide upon the information given by a prospective buyer whether or not the broker-dealer determines the shares are suitable for their financial position. These rules may adversely affect the ability of both the selling broker-dealer and the buying broker-dealer to trade the securities as well as the purchasers of investors’ securities to sell them in the secondary market. These requirements may cause potential buyers to be eliminated and the market for the ordinary shares investors purchase in this offering could have no effective market to sell into, thereby causing investors’ investment to be worthless.

Investing in a penny stock has inherent risks, affecting brokers, buyers and sellers, which could cause the marketability of your shares to be lesser than if there were not those requirements.

When a seller of a ‘penny stock’ desires to sell, they must execute that trade through a broker. Many brokers do not deal in penny stocks, so a seller’s ability to market/sell their shares is reduced because of the number of brokers who engage in trading such shares. Additionally, if a broker does engage in trading penny stocks, and the broker has a client who wishes to buy the shares, they must have the client fill out a number of pages of paperwork before they can execute the trade. These requirements cause a burden to some who may decide not to buy because of the additional paperwork. Thus, the marketability of the shares is less as a penny stock than as a stock listed on an exchange. This could cause the investment to be less liquid and investors may not be able to market their shares effectively.

Shareholders purchasing shares in this offering will experience immediate and substantial dilution, causing their investment to immediately be worth less than their purchase price.

If ordinary shares are purchased in this offering, the shares will experience an immediate and substantial dilution in the projected book value of the ordinary shares from the price paid in this initial offering. Thus, shares purchased in this offering at $1.00 per share, will be substantially higher in cost than the cost to our current shareholders. The following represents your dilution: (a) if the minimum of 70,000 shares are sold, an immediate decrease in book value to our new shareholders from $1.00 to $0.02 per share and an immediate dilution to the new shareholders of $0.98 per ordinary share; (b) if the midpoint of 285,000 shares are sold, an immediate decrease in book value to our new shareholders from $1.00 to $0.04 per share and an immediate dilution to the new shareholders of $0.96 per ordinary share; and (c) if the maximum of 500,000 shares are sold, an immediate decrease in book value to our new shareholders from $1.00 to $0.07 per share and an immediate dilution to the new shareholders of $0.93 per ordinary share.

Investors are not able to cancel their subscription agreements they sign, therefore losing any chance to change their minds.

Once the Company receives an investor’s subscription, the investor will not be able to cancel their subscription and will therefore lose any right or opportunity to change their decision to subscribe. If the minimum offering amount is not met by the end of the offering period, all funds will be refunded promptly to those that subscribed to our shares.

Our offering price of $1.00 was determined arbitrarily by our Sole Office and Director.  Your investment may not be worth as much as the offering price because of the method of its determination.

The Sole Office and Director arbitrarily determined the price for the offering of $1.00 per share.  As the offering price is not based on a specific calculation or metric the price has inherent risks and therefore your investment could be worth less than the offering price.

5

Our fiscal 2010 audit report dated April 14, 2011, from our auditors discloses in Note 5 to the financial statements that there is substantial doubt as to our ability to continue as a going concern, which, if true, could result in your investment becoming worth significantly less than the offering price, or possibly even causing it to become worthless.

As discussed in Note 5 to our financial statements there is a substantial doubt that we can continue as a going concern. If we are unable to continue as a going concern, we will have to close our doors or recapitalize, both of which would cause a loss of value, either through dilution or becoming worthless if we close down altogether.

We anticipate that we will need $26,000 over the next 12 months, provided our cash flows from operations remain breakeven. If we do not raise the minimum amount of this offering, $70,000, we will have begun our marketing programs, incurred fees related to these filings, begun to follow-up on sales leads and incurred general administrative costs which are cash out-of-pocket expenses without related revenue to cover. As disclosed in our financial statements our cash flows in 2009 were positive approximately $18,600 and negative in 2010 approximately $5,800 and through six months of 2011, positive approximately $75,400. If we had not begun this process we forecasted that our cash flows would be breakeven for 2011 and since we anticipate spending $26,000 in the next 12 months if we not raise the minimum then we will fund working capital through shareholder advances and if need, bank loans. Therefore, if we do not achieve profitability, we will need to raise additional capital to finance our operations. We have no current or proposed financing plans or arrangements other than this offering. We could seek additional financing through debt or equity offerings. Additional financing may not be available to us, or, if available, may be on terms unacceptable or unfavorable to us. If need be we will raise working capital through additional shareholder advances.

The money we raise in this offering before the minimum amount is met will be held uncashed in a company safe, and could be within reach of creditors, which if accessed, such action could cause your investment to lose value or become worthless.

The money we raise in this offering before the minimum amount of $70,000 is sold, will be held uncashed in a company safe. Although we believe that creditors would not have access to the funds, as the Company does not have access to the funds until the minimum amount is raised, there is a possibility they could gain access to the funds to satisfy liabilities of the Company. If such access occurred, there is a possibility that the Company would not have them to refund to the investors if the minimum offering is not raised, which could cause the investment to lose value or become worthless. By not having an escrow agreement for the funds until the minimum is raised could put the funds at risk as the funds do not have the legal protection that escrow accounts / agreements have.

We may not be able to absorb the costs of being a public company.

Being listed on a public exchange is costly. There are many fees involved as well as quarterly reviews and annual audits. If the costs of being a public company are too great, the Company may not be able to continue, and your investment may lose value or become worthless.

Our customers generally "sign on" for one project at a time rather than entering into an agreement related to multiple projects. This lack of continual revenue leads to uncertainty since new sales have to be made to increase revenue.

We sell training or education projects and our customers generally sign on for one project at a time rather than multiple projects causing uncertainty in our revenue continuity. This uncertainty, if manifested with lower sales of new projects, could cause your investment value to decline or become worthless.

We may be deemed to be a Passive Foreign Investment Company in the current taxable year or sometime in the foreseeable future.

A passive foreign investment company (PFIC) where at least 75% of the corporation's income is considered "passive", which is based on investments rather than standard operations, or at least 50% of the company's assets are investments that produce interest, dividends and/or capital gains. Currently, virtually all our income is from operations and not from "passive" sources so we would not fall into the category of a PFIC. However, if at sometime in the future most of our income is derived from "passive" sources, we could be deemed to be a PFIC which would subject us to complicated and strict tax guidelines and most investors in PFICs must pay income tax on all distributions and appreciated share values, regardless of whether capital gains tax rates would normally apply. Depending on the individual investor's situation, being classified as a PFIC could have an adverse impact on their tax situation.

6

FORWARD LOOKING STATEMENTS

This prospectus contains forward looking statements. These forward looking statements are not historical facts but rather are based our current expectations, estimates and projections about our industry, our beliefs and our assumptions. Words such as "anticipates", "expects", "intends", "plans", "believes", "seeks" and "estimates", and variations of these words and similar expressions, are intended to identify forward looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed, implied or forecasted in the forward looking statements. In addition, the forward looking events discussed in this prospectus might not occur. These risks and uncertainties include, among others, those described in "Risk Factors" and elsewhere in this prospectus. Readers are cautioned not to place undue reliance on these forward looking statements, which reflect our management's view only as of the date of this prospectus.

DILUTION

If ordinary shares are purchased in this offering, the shares will experience an immediate and substantial dilution in the projected book value of the ordinary shares from the price paid  in this initial offering.

The book value of our ordinary shares as at June 30, 2011 was $67,468 or $0.01 per share. Projected book value per share is equal to our total assets, less total liabilities, divided by the number of ordinary shares outstanding.

After giving effect to the sale of ordinary shares offered by us in this offering, and the receipt and application of the estimated net proceeds (at an initial public offering price of $1.00 per share, after deducting estimated offering expenses), our projected book value as June 30, 2011 would be:

Positive $120,789 or $0.02 per share, if the minimum is sold, $326,699 or $0.04 per share, if the midpoint amount is sold, and $533,699 or $0.07 per share, if the maximum is sold.

This means that if you buy shares in this offering at $1.00 per share, you will pay substantially more than our current shareholders. The following represents your dilution:

●	if the minimum of 70,000 shares are sold, an immediate decrease in book value to our new shareholders from $1.00 to $0.02 per share and an immediate dilution to the new shareholders of $0.98 per ordinary share.

●	if the midpoint amount of 285,000 shares are sold, an immediate decrease in book value to our new shareholders from $1.00 to $0.04 per share and an immediate dilution to the new shareholders of $0.96 per ordinary share.

●	if the maximum of 500,000 shares are sold, an immediate decrease in book value to our new shareholders from $1.00 to $0.07 per share and an immediate dilution to the new shareholders of $0.93 per ordinary share.

The following table illustrates this per share dilution:

	Minimum	Midpoint	Maximum
Assumed initial public offering price	$1.00	$1.00	$1.00
Book value as of June 30, 2011	$0.01	$0.01	$0.01
Projected book value after this offering	$0.02	$0.03	$0.06

Increase attributable to new shareholders:	$0.01	$0.04	$0.07

Projected book value as of
June 30, 2011 after this offering	$0.02	$0.04	$0.07
Decrease to new shareholders	$0.98	$0.96	$0.93
Percentage dilution to new shareholders	98%	96%	93%

7

The following table summarizes and shows on a projected basis as of June 30, 2011, the differences between the number of ordinary shares owned, the percentage of shares owned, the total consideration paid, and the total average price per share paid by existing shareholders compared to new investors purchasing ordinary shares in this offering:

Minimum offering	Number of shares owned	Percent of shares owned	Amount paid	Average price per share
Current investors	7,500,000	99.08	$0	$0.00
New investors	70,000	0.92	$70,000	$1.00
Total	7,570,000	100.00	$70,000

Midpoint offering
Current investors	7,500,000	96.34	$0	$0.00
New investors	285,000	3.66	$285,000	$1.00
Total	7,785,000	100.00	$285,000

Maximum offering
Current investors	7,500,000	93.75	$0	$0.00
New investors	500,000	6.25	$500,000	$1.00
Total	8,000,000	100.00	$500,000

PLAN OF DISTRIBUTION

The ordinary shares are being sold on our behalf by our sole officer and director, who will receive no commission on such sales. All sales will be made by personal contact by our officer and director, Russell Hiebert. We will not be mailing our prospectus to anyone or soliciting anyone who is not personally known by him, or introduced or referred to him. We have no agreements, understandings or commitments, whether written or oral, to offer or sell the securities to any individual or entity, or with any person, including our attorney, or group for referrals and if there are any referrals, we will not pay finder’s fees.

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The officer will be selling the ordinary shares in this offering relying on the safe harbor from broker registration under the Rule 3a4-1(a) of the Securities Exchange Act of 1934. The officer qualifies under this safe harbor because he (a) is not subject to a statutory disqualification, (b) will not be compensated in connection with his participation by the payment or other remuneration based either directly or indirectly on transactions in the securities, (c) is not an associated person of a broker dealer, and has not been an associated person of a broker dealer within the preceding twelve months, and (d) primarily performs, and will perform, after this offering, substantial duties for the issuer other than in connection with the proposed sale of securities in this offering, and he is not a broker dealer, or an associated person of a broker dealer, within the preceding 12 months, and has not participated in selling securities for any issuer in the past 12 months and shall not sell for another issuer in the twelve months following the last sale in this offering.

Additionally, he will be contacting relatives, friends and business associates to invest in this offering and provide them with a printed copy of the prospectus and subscription agreement. No printed advertising materials will be used for solicitation, no internet solicitation and no cold calling people to solicit interest for investment.  Officers, directors and affiliates will not be able to purchase shares in this offering.

The money raised in this offering before the minimum amount is sold will be held uncashed, in a company safe where the funds will be held for the benefit of those subscribing for its shares, until the minimum amount is raised, at which time it will deposit the funds in its bank account and retain the transfer agent who will then issue the shares. The Company does not have an escrow agreement or any other agreement regarding the custody of the funds we raised. The offering will end on March 15, 2012 and if the minimum subscription is not raised by the end of the offering period, all funds will be refunded by the end of the next business day to those who subscribed for its shares, without interest. The offering will close on March 15, 2012, if not terminated sooner.

The subscription agreement will provide investors the opportunity to purchase shares at $1.00 per share by purchasing directly from the Company. The agreement also provides that investors are not entitled to cancel, terminate or revoke the agreement. In addition, if the minimum subscription is not raised by March 15, 2012 , the subscription agreement will be terminated and any funds received will be promptly returned to the investors. Changes in the material terms of this offering and the effective date of this registration statement will terminate the original offer and subscribers would then be entitled to a refund. Material changes include but are not limited to a) extension of the offering period beyond March 15, 2012 , b) a change in the offering price, c) a change in the minimum purchase required by investors, d) a change in the amount of proceeds necessary to release proceeds to the company, and e) a change in the application of proceeds from the offering. With the exception of the extension of the offering period beyond March 15, 2012 , any modifications to the terms of the offering will require the Company to return all proceeds of the offering to investors and institute a new offer by means of a post-effective amendment or other filing. If the offering period is extended past March 15, 2012 , the Company will file a post-effective amendment informing purchasers that their investment will be refunded pursuant to the terms described in the prospectus. If purchasers wish to subscribe to the extended offer, they must make an affirmative statement declaring their wish to do so.

Certificates for ordinary shares sold in this offering will be delivered to the purchasers by Signature Stock Transfer, Inc., the stock transfer company chosen by the company within 30 days of the minimum subscription amount being raised. The transfer agent will only be engaged in the event that we obtain at least the minimum subscription amount in this offering.

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USE OF PROCEEDS

The total cost of the minimum offering is estimated to be $16,769, or $33,769 if the maximum is sold consisting primarily of legal, accounting and blue sky fees (the fees charged by regulatory agencies or states with regard to this offering).

The following table sets forth how we anticipate using the proceeds from selling ordinary shares in this offering, reflecting the minimum and maximum subscription amounts:

	$70,000 Minimum	$285,000 Midpoint	$500,000 Maximum
Legal, Accounting & Printing Expenses	$6,500	$15,500	$23,500
Other Offering Expenses	10,269	10,269	10,269
Net Proceeds to Company	53,231	259,231	466,231
TOTAL	$70,000	$285,000	$500,000

The following describe each of the expense categories:

•	Legal, accounting and printing expense is the estimated costs associated with this offering. As more shares are sold, we anticipate legal fees to increase due to the likelihood of investors being from other states which could result in state blue sky securities filings. Although our legal fees are not contingent on the number of shares sold, it is likely that the legal fees will increase as our attorney will charge us for these filings. Also, as more shares are sold, our printing expenses will increase.

•	Other offering expenses include SEC registration fee, blue sky fees and miscellaneous expenses with regards to this offering. The blue sky fees are fees charged by the States to pay for registering in various states, which vary by state, as well as additional legal fees.

The following table sets forth how we anticipate using the net proceeds to the company:

	$70,000 Minimum	$285,000 Midpoint	$500,000 Maximum
Marketing/Promotion	$3,000	$30,000	$60,000
Supplies/Travel	4,000	20,000	50,000
Equipment	18,000	75,000	115,000
Salaries and Commissions	25,000	120,000	210,000
General Corporate Overhead (1)	3,231	14,231	31,231
Proceeds to Company	$53,231	$259,231	$466,231

(1) General Corporate overhead includes office rent, office supplies, utilities, taxes, and any other expense incurred in the normal course of business.

We do not plan to use any of the proceeds to pay off debts owed by the Company. Additionally, all amounts allocated for salaries/commissions will be for new hires and not for officers or directors of the company.  For a more detailed discussion of the use of proceeds, reader is referred to the Management’s Discussion and Plan of Operation section of this offering.

Advertising: We plan to utilize traditional advertising mediums (newspaper, industry magazines, etc.).

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DESCRIPTION OF BUSINESS

Flint Management, LLC (“Flint LLC”) is a wholly owned subsidiary of Flint Int’l Services, Inc. (“FLINT” or “the Company” or “we” or "our") and was formed in January 2004 as an Ontario, Canada Corporation.  Flint LLC, is an education technology company that tailor-makes electronic lessons and courses in an easily accessible, interactive bundle.

We believe in the potential of people. Effective communication holds the key to tapping this potential. But communication requires translation. Translation not just among languages but also among styles, entrenched opinions and beliefs. Today we communicate more but we listen less. We erect barriers to communication to cope with the barrage of information and to avoid the risk of being misled. These barriers exist between cultures, company departments, partners and project stakeholders.

At FLINT we believe these barriers suppress the potential of professionals more than any other single factor within an organization. As a company our goal is to patiently and persistently dismantle these barriers.

Our mission is to engage the potential of professionals through electronic learning mediums. We achieve this by understanding the barriers and enablers that require change, by developing creative and engaging learning solutions, and by demonstrating authenticity, honesty and respect in all our business dealings. As a result, we provide custom eLearning solutions.

Our solutions include comprehensive consulting, project management, instructional design, and eLearning course development services. With over 20 years of collective experience in communications, change management and interactive media development we build eLearning solutions that work. We make companies work better by helping people work smarter.

Product Development

Typically, the sales process involves five steps; (1) call on the prospect and sell the engagement, (2) determine the needs of the client through a needs assessment analysis, (3) identify the “gap” in the process and develop a learning module to mitigate this gap, (4) design a prototype of the learning module, (5) finalize the module and upon implementation provide on-going evaluation of the effectiveness of the module

Markets

Flint operates geographically within the Ontario, Canada region. To date, Flint has sourced a client base that has been sufficient to support current operations. Flint’s business model is such that it can be rolled out on a Canadian national basis. Industries served include both the public and private sectors. Within the public sector, this would be exclusive to the Ontario Provincial Government. Within the private sector, it includes consulting companies such as Deloitt Consulting, financial services firms and heath care related companies.

Our competitive advantage is based on three central platforms:

1. Content Development - We conduct in-depth research on a wide range of corporate subjects. We then develop content that is engaging and messages that are accurate and succinct.

Flint focuses on multiple corporate processes and procedures. For example, Flint implements an enterprise application package which is a software evaluation module. Software development processes are a significant feature of Flint’s focus whereby Flint will develop a learning module that assesses the effectiveness of a software application. Additionally, relative to the public sector (government), Flint provides project management process modules that educate and evaluate management processes.

2. Design - Our custom eLearning designs engage learners. We apply adult learning principles and a full range of multi-media techniques to appeal to all learning styles.

Flint leverages numerous media platforms in the delivery of its eLearning product. Techniques used include audio, visual, hands-on practical applications, animation, video and voice over. Each media platform can be tailored to the learning style of the participants. For example, when learning through an eLearning module, animation such as cartoons or sports related images can assist a participant in remembering or focusing on a specific topic, providing a point of reference for that topic. These techniques become self-help tools from a reference standpoint and a learning standpoint. For example, if there is a topic within the learning module that needs to be more fully explained and understood, the module can flag that topic with an image such as a football. By clicking on the football a learner can drill down and receive additional information that more fully explains the topic discussed

3. Retention Strategies - Our learning solutions are developed to produce sustainable change. To achieve this we supplement our leaning modules with self-help tools that learners integrate into their everyday lives. These tools both reinforce learning and simplify tasks.

As Generation Y moves into the work force, there is a greater need to develop tools that hold their interest. Generation Y-ers are less inclined to sit down for hours and listen/learn a subject. eLearning modules provide an overview of a specific topic on one page. Participants can then drill down on specific topics at their speed and according to their interest level. This targeted focused learning application holds the learner’s attention long enough to assist them in identifying information useful to them in their respective responsibilities

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Our customers are varied and include institutions in both the public and private sectors. We have developed programs on a wide range of corporate subjects.  The public sector is specific to the Ontario Provincial Government. The private sector includes consulting companies such as Deloitte Consulting, financial services firms and heath care related companies. We are a Vendor of Record with the Ontario Provincial Government in Canada. Our custom designs have won awards in both the public and private sector.  (A “Vendor of Record” means a potential client has pre-approved Flint as a partner. This means the client is familiar with Flint, that Flint is in good standing and has demonstrated the ability to provide the services required under a Proposal for Services contract. This allows a client to evaluate Flint on the merits of the project and is Flint the best fit for the project without having to perform a due diligence analysis on Flint as a service provider). Our customers engage us for two key reasons:

1. To make the complex simple: Apply adult learning techniques to present complex subjects in a way that engages learners to produce measurable and sustainable change.

2. Identify current and desired behaviors: We develop a learning experience to close the gap, and to measure and continuously improve the learning experience.

eLearning offers a number of unique benefits such as:

1. Reduced cost: There are no instructor salaries, meeting room rental fees, student travel or lodging costs with eLearning.  eLearning also considerably minimizes the time spent away from the job.

2. Increased retention: A user-driven, interactive experience combined with built in retention tools can increase retention by greater than 25% over classroom training.

3. Improved Convenience: eLearning offers an on-demand, portable learning experience. Learners can access training anytime, anywhere for refreshers or reference, resulting in an environmentally conscious process as there is no paper involved.

eLearning is a powerful communication medium that can be applied in both traditional and non-traditional learning applications. We have proven eLearning can help to facilitate change, collaboration, compliance. eLearning can be supplemented with self-service and decision support tools to operationalize learning.

Following are examples of eLearning projects FLINT has created:

-	Web-based multimedia training for the Toronto Financial Services Association

-	Conversion of 60 hours of classroom material into an interactive online experience for the Ontario Native Welfare Administrators Association

-	Multi-module project designed to provide broad teaching to 100-level students. It consists of 5 eLearning modules running a total length of 9 hours. Designed for Healthcare Supply Chain Network

-	A single repository, or tool box, for thousands of public sector Project Management and IT Architecture professionals seeking learning, templates and links related to the subject matter. A classroom training course was offered in addition to the eLearning module.

For reference purposes the reader is referred to our web site at www.flinttc.com to read more about prior customers, our services, and our products.

MARKETING ACTIVITIES

Marketing activities have been restricted by lack of available cash flow and as such have been limited to networking within the industry and mailing out targeted collateral pieces. Through the proceeds of this offering, the company intends to increase marketing activities through printed circulars, newspapers, trade magazines and internet advertising.

DEPENDENCE ON ONE OR A FEW MAJOR CUSTOMERS

In the six months ended June 30, 2011 and 2010, 96% and 92%, respectively. of our sales were derived from our three largest companies. The customers in order of sales revenue in 2011 were: Deloitte, Advanced Education Corporation and Ontario Native Welfare Admin.

Our revenue from continuing operations during the past three years was derived from the sale of services to the service industry.  During 2010 and 2009, respectively, the Company generated 67% and 67% of their revenue from their three largest customers.  The customers, in order of sales revenue for 2010 were: CTC, Ontario Native Welfare Admin, and Deloitte; and for 2009: Healthcare Supply Chain Network, Illimiti and Ministry of Government Services.

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GOVERNMENT REGULATION

The Companies business and services are not subject to any material governmental regulation.  At the present time we are unaware of any governmental regulations that are in effect that would impact our business operations.

OUR QUALIFICATIONS

Our qualifications are our proprietary product offerings, our reputation, and our experience in the e-learning industry.

INDUSTRY AND COMPETITORS

We continue to believe in the strength of the long-term fundamentals of our business.  Since our customers are typically signed on for a single project, our business depends on a consistent ability to find new clients and provide a quality product for them. Since there is a low barrier to entry into a technological, web-based company like FLINT, new clients choose the Company because of  our past performance and our experience.

Our services are provided in highly competitive domestic markets.  Competitive factors impacting sales of our services include:

-	price;
-	service delivery (including the ability to deliver services on an “as needed, where needed” basis);
-	quality;
-	value

SOURCES AND THE AVAILABILITY OF RESOURCES

Resources essential to our business, including computers and bandwidth, are normally readily available.   We are always seeking ways to ensure the availability of resources, as well as manage their costs.

SEASONALITY

On an overall basis, our operations are not generally affected by seasonality.  Weather and natural phenomena can temporarily affect the performance of our services through power outages and unexpected bandwidth interruption.

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FUTURE PRODUCTS AND SERVICES

The nature of our business is that each product we create is uniquely tailored to the client’s needs. We do not have any plans to expand our current scope of product development, but this is largely dependent on the client.

NUMBER OF EMPLOYEES

The Company presently has 2 employees, the Sole Office and Director and an administrative assistant.  All other workers are subcontractors hired on a job by job basis.

SUBSIDIARIES

The Company has one subsidiary, Flint Management, LLC.

COSTS AND EFFECTS OF COMPLIANCE WITH ENVIRONMENTAL LAWS

We are not aware of nor do we anticipate any environmental laws with which we will have to comply.

MERGERS & ACQUISITIONS

The Company has one subsidiary, Flint Management, LLC, which it acquired through a reverse merger in 2010.  Otherwise, the Company has not made nor is it subject to any additional mergers or acquisitions.

FUTURE INDEBTEDNESS & FINANCING

With the approval of this registration statement the Company does not anticipate having cash flow and liquidity problems within the next twelve months. The Company is not in violation of any note, loan, lease or other indebtedness or financing arrangement requiring the Company to make payments.

Our working capital at June 30, 2011 was $57,642.  We believe that by raising the minimum amount of funds in this offering, coupled with the impact of increased revenue related to raised funds expensed on sales generation, we will have sufficient funds to cash flow our growth plans for a minimum of twelve.  We are of this belief as we generated cash flow through the six months ended June 30, 2011 of $75,388, a small negative cash flow ($5,798) in 2010 and positive cash flow in 2009, $18,637, and that we plan to spend $28,000 of the offering funds directly on raising revenues.

As referenced in the Use of Proceeds, we intend to spend $3,000 on marketing and promotions and $25,000 on sales salaries and commissions: a total of $28,000. The marketing programs are mainly web-based and are banner and other ‘click-oriented’ advertisements. The sales salaries and commissions are based on one additional salesperson to follow-up leads generated from the marketing programs. We forecast that this additional spending will add approximately $30,000 of revenue in year one and $50,000 in year two and beyond. We forecast that each sales person should be able to generate $150,000 to $250,000 of revenue per year which means we only initiate this type of spending plan after the new salesperson has reach peak performance. Please note, we will continue to spend on marketing programs to generate leads.

DESCRIPTION OF PROPERTY

Our corporate facilities are located in a 800 sf office space in Vaughn, ON, Canada . We pay $850 Canadian per month, on a lease that expires on January 31, 2012.

LEGAL PROCEEDINGS

We are not involved in any legal proceedings at this time.

SECURITIES BEING OFFERED

We are offering for sale ordinary shares in the capital of our Company at a price of $1.00 per share. We are offering a minimum of 70,000 shares and a maximum of 500,000 shares. The authorized capital in our Company consists of 50,000,000  ordinary shares having a nominal or par value of $0.001 per share and 20,000,000 preferred shares having a nominal or par value of $0.001 per share.  As December 31, 2010, we had 7,500,000 ordinary shares issued and outstanding and no preferred shares outstanding.

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Every investor who purchases our ordinary shares is entitled to one vote at meetings of our shareholders and to participate equally and ratably in any dividends declared by us and in any property or assets that may be distributed by us to the holders of ordinary shares in the event of a voluntary or involuntary liquidation, dissolution or winding up of the Company.

The existing shareholders and all who subscribe to ordinary shares in this offering do not have a preemptive right to purchase ordinary shares offered for sale by us, and no right to cumulative voting in the election of our directors. These provisions apply to all holders of our ordinary shares.

TAXATION

The following summary of the material British Virgin Islands and United States federal income tax consequences of an investment in our Ordinary Shares is based upon laws and relevant interpretations thereof in effect as of the date of this registration statement, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in our Ordinary Share, such as the tax consequences under state, local and other tax laws. To the extent that the discussion relates to matters of British Virgin Islands tax law, it is the opinion of Forbes Hare, our special British Virgin Islands counsel.

British Virgin Islands Taxation

The Government of the British Virgin Islands, will not, under existing legislation, impose any income, corporate or capital gains tax, estate duty, inheritance tax, gift tax or withholding tax upon the company or its shareholders.  The British Virgin Islands are not party to any double taxation treaties.

The company and all distributions, interest and other amounts paid by the company to persons who are not persons resident in the British Virgin Islands are exempt from the provisions of the Income Tax Act in the British Virgin Islands and any capital gains realized with respect to any shares, debt obligations or other securities of the company by persons who are not resident in the British Virgin Islands are exempt from all forms of taxation in the British Virgin Islands.  As of January 1, 2007, the Payroll Taxes Act, 2004 came into force. It will not apply to the company except to the extent the company has employees (and deemed employees) rendering services to the company wholly or mainly in the British Virgin Islands.  The company at present has no employees in the British Virgin Islands and has no intention of having any employees in the British Virgin Islands.

No estate, inheritance, succession or gift tax, rate, duty, levy or other charge is payable by persons who are not persons resident in the British Virgin Islands with respect to any shares, debt obligations or other securities of the company.

All instruments relating to transactions in respect of the shares, debt obligations or other securities of the company and all instruments relating to other transactions relating to the business of the company are exempt from the payment of stamp duty in the British Virgin Islands.

There are currently no withholding taxes or exchange control regulations in the British Virgin Islands applicable to the company or its shareholders.

Material United States Federal Income Tax Considerations

The following is a summary of the material United States federal income tax consequences of the ownership and disposition of our Ordinary Shares by a U.S. Holder, as defined below, that acquires our Ordinary Shares in the offering and holds our Ordinary Shares as “capital assets” (generally, property held for investment) under the United States Internal Revenue Code. This summary is based upon existing United States federal tax law, which is subject to differing interpretations or change, possibly with retroactive effect. No ruling has been sought from the Internal Revenue Service (the “IRS”) with respect to any United States federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position. This summary does not discuss all aspects of United States federal income taxation that may be important to particular investors in light of their individual investment circumstances, including investors subject to special tax rules (for example, certain financial institutions, insurance companies, regulated investment companies, real estate investment trusts, broker-dealers, traders in securities that elect mark-to-market treatment, partnerships and their partners, and tax-exempt organizations (including private foundations)), investors who are not U.S. Holders, investors who own (directly, indirectly, or constructively) 10% or more of our voting stock, investors that hold their Ordinary Shares as part of a straddle, hedge, conversion, constructive sale or other integrated transaction for United States federal income tax purposes, or investors that have a functional currency other than the United States dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not discuss any state, local, or non-United States tax considerations. Each potential investor is urged to consult its tax advisor regarding the United States federal, state, local and non-United States income and other tax considerations of an investment in our Ordinary Shares.

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General

For purposes of this summary, a “U.S. Holder” is a beneficial owner of our Ordinary Shares that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created in, or organized under the law of, the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise elected to be treated as a United States person under the United States Internal Revenue Code.

If a partnership (or other entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of our Ordinary Shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships and partners of a partnership holding our Ordinary Shares are urged to consult their tax advisors regarding an investment in our Ordinary Shares.

Passive Foreign Investment Company Considerations

A non-United States corporation, such as our company, will be a “passive foreign investment company,” or PFIC, for United States federal income tax purposes for any taxable year, if either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year produce or are held for the production of passive income (the “asset test”). Passive income generally includes dividends, interest, royalties, rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains. For this purpose, cash and assets readily convertible into cash are categorized as passive assets and the company’s unbooked intangibles are taken into account for determining the value of its assets. We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, more than 25% (by value) of the stock.

Although the law in this regard is not entirely clear, we treat Flint Management LLC as being owned by us for United States federal income tax purposes, because we control their management decisions and are entitled to substantially all of the economic benefits associated with these entities, and, as a result, we consolidate these entities’ results of operations in our consolidated U.S. GAAP financial statements. If it were determined, however, that we are not the owner of Flint Management LLC for United States federal income tax purposes, we would likely be treated as a PFIC for our current taxable year and any subsequent taxable year.

Assuming that we are the owner of Flint Management LLC for United States federal income tax purposes, we believe that we primarily operate as an education technology corporation in Canada. Based on our current income and assets and projections as to the value of our assets based, in part, on the expected market value of our Ordinary Shares and outstanding Class A ordinary shares following this offering, we do not expect to be a PFIC for the current taxable year or in the foreseeable future. While we do not anticipate being a PFIC, because the value of the assets for purpose of the asset test may be determined by reference to the market price of our Ordinary Shares, fluctuations in the market price of our Ordinary Shares may cause us to become a PFIC for the current or subsequent taxable year.

The composition of our income and our assets will also be affected by how, and how quickly, we spend our liquid assets and the cash raised in this offering. Under circumstances where revenues from activities that produce passive income significantly increase relative to our revenues from activities that produce nonpassive income, or where we determine not to deploy significant amounts of cash for active purposes, our risk of becoming classified as a PFIC may substantially increase.

Furthermore, because there are uncertainties in the application of the relevant rules, it is possible that the IRS may challenge our classification of certain income and assets as non-passive or our valuation of our tangible and intangible assets, each of which may result in our becoming a PFIC for the current or subsequent taxable years. Because PFIC status is a fact-intensive determination made on an annual basis and will depend upon the composition of our assets and income and the value of our tangible and intangible assets from time to time, no assurance can be given that we are not or will not become a PFIC. In particular, if we are a PFIC for any year during which a U.S. Holder holds our Ordinary Shares, we generally will continue to be treated as a PFIC as to such U.S. Holder for all succeeding years during which such U.S. Holder holds our Ordinary Shares unless we cease to be a PFIC and the U.S. Holder makes a “deemed sale” election with respect to the Ordinary Shares.

The discussion below under “Dividends” and “Sale or Other Disposition of Ordinary Shares” assumes that we will not be a PFIC for United States federal income tax purposes. The U.S. federal income tax rules that apply if we are a PFIC for the current or any subsequent taxable year are generally discussed below under “Passive Foreign Investment Company Rules.”

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Dividends

Any cash distributions (including the amount of any PRC tax withheld) paid on our Ordinary Shares out of our current or accumulated earnings and profits, as determined under United States federal income tax principles, will generally be includible in the gross income of a U.S. Holder as dividend income on the day actually or constructively received by the U.S. Holder, in the case of Class A ordinary shares, or by the depositary bank, in the case of Ordinary Shares. Because we do not intend to determine our earnings and profits on the basis of United States federal income tax principles, any distribution paid will generally be treated as a “dividend” for United States federal income tax purposes. Subject to the discussion above regarding concerns expressed by the U.S. Treasury, for taxable years beginning before January 1, 2013, a non-corporate recipient of dividend income generally will be subject to tax on dividend income from a “qualified foreign corporation” at a lower applicable capital gains rate rather than the marginal tax rates generally applicable to ordinary income provided that certain holding period and other requirements are met. We will be considered to be a qualified foreign corporation (i) with respect to any dividend we pay on our Ordinary Shares that are readily tradable on an established securities market in the United States, or (ii) if we are eligible for the benefits of a comprehensive tax treaty with the United States that the Secretary of Treasury of the United States determines is satisfactory for this purpose and includes an exchange of information program. We anticipate applying to list the Ordinary Shares on the Bulletin Board. Provided the listing is approved, we believe that the Ordinary Shares will be readily tradable on an established securities market in the United States and that we will be a qualified foreign corporation with respect to dividends paid on the Ordinary Shares. U.S. Holders should consult their tax advisors regarding the availability of the reduced tax rate on dividends in their particular circumstances. Dividends received on our Ordinary Shares will not be eligible for the dividends received deduction allowed to corporations.

Dividends paid on our Ordinary Shares generally will be treated as income from foreign sources for United States foreign tax credit purposes and generally will constitute passive category income. There may be an event which causes withholding taxes on dividends paid, if any, on our Ordinary Shares. A U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of any foreign withholding taxes imposed on dividends received on our Ordinary Shares. A U.S. Holder who does not elect to claim a foreign tax credit for foreign tax withheld may instead claim a deduction for United States federal income tax purposes in respect of such withholding, but only for a year in which such holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex. U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Sale or Other Disposition of Ordinary Shares

A U.S. Holder will generally recognize capital gain or loss upon the sale or other disposition of Ordinary Shares in an amount equal to the difference between the amount realized upon the disposition and the holder’s adjusted tax basis in such Ordinary Shares. Any capital gain or loss will be long-term if the Ordinary Shares have been held for more than one year and will generally be United States source gain or loss for United States foreign tax credit purposes.

Passive Foreign Investment Company Rules

If we are a PFIC for any taxable year during which a U.S. Holder holds our Ordinary Shares, unless the U.S. Holder makes a mark-to-market election (as described below), the U.S. Holder will generally be subject to special tax rules that have a penalizing effect, regardless of whether we remain a PFIC, on (i) any excess distribution that we make to the U.S. Holder (which generally means any distribution paid during a taxable year to a U.S. Holder that is greater than 125% of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder’s holding period for the Ordinary Shares), and (ii) any gain realized on the sale or other disposition, including, under certain circumstances, a pledge, of Ordinary Shares. Under the PFIC rules:

•	the excess distribution and/or gain will be allocated ratably over the U.S. Holder’s holding period for the Ordinary Shares;

•	the amount allocated to the current taxable year and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which we are a PFIC, or pre-PFIC year, will be taxable as ordinary income;

•	the amount allocated to each prior taxable year, other than the current taxable year or a pre-PFIC year, will be subject to tax at the highest tax rate in effect applicable to individuals or corporations as appropriate for that year; and

•	the interest charge generally applicable to underpayments of tax will be imposed on the tax attributable to each prior taxable year, other than a pre-PFIC year.

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If we are a PFIC for any taxable year during which a U.S. Holder holds our Ordinary Shares and any of our non-United States subsidiaries is also a PFIC, such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC and would be subject to the rules described above on certain distributions by a lower-tier PFIC and a disposition of shares of a lower-tier PFIC even though such U.S. holder would not receive the proceeds of those distributions or dispositions. U.S. Holders should consult their tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

As an alternative to the foregoing rules, if we are a PFIC, a U.S. Holder of “marketable stock” may make a mark-to-market election with respect to our Ordinary Shares, but not our Class A ordinary shares, provided that the Ordinary Shares are, as expected, listed on the Bulletin Board and that the Ordinary Shares are regularly traded. We anticipate that our Ordinary Shares should qualify as being regularly traded, but no assurances may be given in this regard. If a U.S. Holder makes this election, the holder will generally (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of Ordinary Shares held at the end of the taxable year over the adjusted tax basis of such Ordinary Shares and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the Ordinary Shares over the fair market value of such Ordinary Shares held at the end of the taxable year, but such deduction will only be allowed to the extent of the net amount previously included in income as a result of the mark-to-market election. The U.S. Holder’s adjusted tax basis in the Ordinary Shares would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes a mark-to-market election and we cease to be a PFIC, the holder will not be required to take into account the mark-to-market gain or loss described above during any period that we are not a PFIC. If a U.S. Holder makes a mark-to-market election, any gain such U.S. Holder recognizes upon the sale or other disposition of our Ordinary Shares in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss, but such loss will only be treated as ordinary loss to the extent of the net amount previously included in income as a result of the mark-to-market election. In the case of a U.S. Holder who has held Ordinary Shares during any taxable year in respect of which we were classified as a PFIC and continues to hold such Ordinary Shares (or any portion thereof) and has not previously determined to make a mark-to-market election, and who is now considering making a mark-to-market election, special tax rules may apply relating to purging the PFIC taint of such Ordinary Shares.

Because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a U.S. Holder may continue to be subject to the PFIC rules with respect to such U.S. Holder’s indirect interest in any investments held by us that are treated as an equity interest in a PFIC for United States federal income tax purposes.

We do not intend to provide information necessary for U.S. Holders to make qualified electing fund elections, which, if available, would result in tax treatment different from the general tax treatment for PFICs described above.

If a U.S. Holder owns our Ordinary Shares during any taxable year that we are a PFIC, the holder must file an annual report with the U.S. Internal Revenue Service. Each U.S. Holder is urged to consult its tax advisor concerning the United States federal income tax consequences of purchasing, holding, and disposing Ordinary Shares if we are or become a PFIC, including the possibility of making a mark-to-market election.

Information Reporting and Backup Withholding

Pursuant to the Hiring Incentives to Restore Employment Act enacted on March 18, 2010, in tax years beginning after the date of enactment, an individual U.S. Holder and certain entities may be required to submit to the Internal Revenue Service certain information with respect to his or her beneficial ownership of the Ordinary Shares, if such Ordinary Shares are not held on his or her behalf by a U.S. financial institution. This new law also imposes penalties if an individual U.S. Holder is required to submit such information to the Internal Revenue Service and fails to do so.

In addition, dividend payments with respect to the Ordinary Shares and proceeds from the sale, exchange or redemption of the Ordinary Shares may be subject to information reporting to the IRS and United States backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification, or who is otherwise exempt from backup withholding. U.S. Holders should consult their tax advisors regarding the application of the United States information reporting and backup withholding rules. Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s United States federal income tax liability, and a U.S. Holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the Internal Revenue Service and furnishing any required information.

18

MANAGEMENT’S DISCUSSION AND ANALYSIS

Liquidity

The Company is filing this Form F-1 registration statement with the U.S. Securities & Exchange Commission (“SEC”) in order to raise funds to expand its business and execute its business plan.

Trends, events or uncertainties impact on liquidity:

The Company knows of no trends, additional events or uncertainties that would impact liquidity within its business or the market place.

In addition to the preceding, the Company is planning for liquidity needs on a short term and long term basis as follows:

Short Term Liquidity:

The Company has retained earnings of $36,913 as of June 30, 2011. The Company relies on positive operating cash flow to fund short term working capital.  This Form F-1 registration, if the minimum amount is raised, will assist in meeting the Company’s liquidity needs for the next twelve months.

Long Term Liquidity:

The long term liquidity needs of the Company, provided this F-1 Registration Statement is approved, are projected to be met primarily through the cash flow provided by operations. Cash flow from Operating Activities is expected to become positive due to revenue increases 2011-2012.

Cash Flows:

Operating Activities: Net cash provided by operating activities in the six months ended June 30, 2011 was $76,198. This was favorably impacted by net income of $39,151, increased accounts payable / accrued expense (net) of $56,673 and other assets of about $7,600; also favorably impacting cash flows was the impact of foreign exchange of $1,381 and depreciation expense of $3,029. The gross favorability of approximately $108,000 was partially offset by increased accounts receivable of $31,460 resulting in the Net Cash Provided by Operations of $76,198

Net cash used in operating activities in 2010 ($26,020) was unfavorably impacted by accrued consulting expenses to the President of $21,646 for sales generation, the net impact of working capital accounts of $785, other asset accounts of $11,304 and the net loss of $1,250. This was partially off-set by depreciation expense and favorable foreign exchange effect totaling $7,395.

Net cash used in operating activities in 2009 ($1,469) was unfavorably impacted by accrued consulting expenses to the President of $21,131 for sales generation, the net impact of working capital accounts of $20,399, other asset accounts of $1,118 and an unfavorable foreign exchange impact of $603. This was partially off-set by net income of $35,804 and depreciation of $5,978.

Investing Activities: In 2010 the Company purchased $810 of computer equipment. In both 2010 and 2009 the Company used cash in investing activities. The Company purchased assets of $1,498 in 2010 and $1,055 in 2009.

Financing Activities: There were no financing activities in 2011. The Company was advanced cash flows from the President of $21,721 in 2010 and $21,161 in 2009.

The Company knows of no known trends, demands, events or uncertainties that are reasonably likely to have a material effect on cash flows in the future.

Prior to this filing we have financed operations through shareholder advances from the President. In 2010 and 2009 the President advanced $21,721 and $21,161, respectively. In 2009 the Company generated $35,804 of net income which also assisted in financing operations. At June 30, 2011 the President has advanced $50,295 to the Company.

Capital Resources

As of June 30, 2011, the Company did not have any capital commitments.  As of the date of this filing the Company had no other commitments.  If this filing is approved we plan to significantly invest in capital and personnel (please see ‘Use of Proceeds’).  Planned purchases consist of technology (computers) and improved web interfaces.

19

Trends, Events or Uncertainties

The Company, since its inception in 2004, has not experienced noticeable sales trends.  Sales revenue follows the awarding of a service contract.

Material Changes in Financial Condition

WORKING CAPITAL: Working capital at June 30, 2011 was $57,642. This is a favorable change versus December 31, 2010 of $50,180. The change is due to an increase in cash of $75,388 and an increase in accounts receivable of $31,460 – a gross increase of $106,848; this is partially offset by an increase in current liabilities of $56,668 – accounts payable and accrued expenses of $37,097 and GST of 19,571.

Working Capital as of December 31, 2010 was $7,462.  This is a decrease of $6,582 versus December 31, 2009 of $14,044.  The decrease is mainly due to a decrease in cash of $5,797, a decrease in accounts receivable of $15,243 and partially off-set by an decrease in accounts payable and accrued expenses of $14,458.

SHAREHOLDER’S EQUITY/(DEFICIT): Shareholder’s Equity at June 30, 2011 was $67,468 increasing from December 31, 2010 by the net income of $39,151 and the currency translation effect of $1,381.

Shareholder’s Equity at December 31, 2010 was $26,936 decreasing from December 31, 2009 by the net amount of the year-to-date net loss of $1,250 and the currency translation effect of $2,299.

GOING CONCERN: The Company has retained earnings through June 30, 2011 totaling $36,913 and had working capital of $57,642.   Because of the amount of the retained earnings and low working capital, the Company will require additional working capital to develop its business operations. The Company intends to raise additional working capital either through private placements or bank loans or sale of ordinary shares, or both or loans from management if there is need for liquidity to alleviate the substantial doubt to continuing as a going concern. There are no assurances that the Company will be able to do any of these. No assurance can be given that additional financing will be available, or if available, will be on terms acceptable to the Company.  If adequate working capital cannot be generated, the Company may not be able to continue its operations.

Over the next 12 months, we believe that we will need to raise approximately $26,000 to continue as a going concern provided our cash flow from operations remains break-even. The $26,000 is broken down as follows and can be cross-referenced to the Use of Proceeds on Page 11

$
Marketing & Promotions	3,000
Supplies & Travel	4,000
General Corporate Overhead	3,000
Legal and Accounting	6,000
Other Offering Expenses	10,000
TOTAL	26,000

Material Changes in Results of Operations

Results for the Six Months Ended June 30, 2011

As of June 30, 2011, our cash balance was $101,363

REVENUE:

Our revenue for the six months ended June 30, 2011 was $263,444 versus $209,519 for the six months ended June 30, 2010.  The increase in revenue of approximately $53,925 over the same period in 2010, was impacted favorably by foreign exchange of about $17,300.  The Company increased revenue versus 2010 (f/x adjusted) by $36,600 – please see table below.  The increase was in the Consulting Services line where the Company had three main engagements in 2011, which were larger in scope and therefore revenue dollars, versus three engagements in 2010.  2011 saw higher average engagement prices as the two largest engagements in 2011 were larger in scope than the two largest in 2010 and generated increased revenue: $215,800 in 2011 versus $175,900 in 2010, an increase of $39,900.  (In the table below the 2010 average exchange rate is used as the base exchange rate to compare the change to 2011).

The functional currency is the Canadian dollar and our reporting currency is the United States dollar. In 2011 our average exchange rate was C$1.00 = US$1.0295 and our average 2010 exchange rate was C$1.00 = US$0.9619, a favorable translation change of $.0676. To calculate the impact of the translation exchange rate difference we multiply the difference of $0.0676 by the C$ sales of C$255,895 which equals $17,309.

20

	2011	2010	Change
Revenue	263,444	209,519	53,925
Favorable F/X	17,309	-	17,309
Net	246,135	209,519	36,616

Consulting	246,135	207,747	38,388
Web Design	0	0	0
Other	0	1,772	(1,772)
Net F/X Adjusted TOTAL	246,135	209,519	36,616

COST OF SALES:

Cost of Sales were $117,595 for the six months ended June 30, 2011 versus $97,349 for the same period in 2010.  Depreciation expense was $3,029 and $2,886 for the six months ended June 30, 2011 and 2010, respectively.  Backing out depreciation, net cost of sales were $114,566 and $94,463 for the six months ended June 30, 2011 and 2010, respectively.  The decrease in cost of sales if 1.6% as a percentage of revenue (43.5% in 2011 and 45.1% in 2010) is related to reduced development costs of about 1.6% points.

OPERATING EXPENSES:

Operating expenses were $91,060 for the six months ended June 30, 2011 versus $49,146 for the six months ended June 30, 2010.  F/X impacted 2010 expenses about $6,200 so the F/X adjusted increase in expenses was about $35,700 ($41,900 minus $6,200).  The increase is mainly due to increased payroll and project costs.

NET INCOME (LOSS):

Net income for the six months ended June 30, 2011 was $39,151 versus net income of $62,553 for the six months ended June 30, 2010.   The increase is related to the above mentioned items.

Results for the Year Ended December 31, 2010

As of December 31, 2010, our cash balance was $25,975.

REVENUE:

Our revenue for the year ended December 31, 2010 was $438,278 versus $367,989 for the year ended December 31, 2009.  The increase in revenue of approximately $70,300 over the same period in 2009, was impacted favorably by foreign exchange of about $38,300.  The Company increased revenue versus 2009 (f/x adjusted) by $32,000 – please see table below.  The increase was predominately in the Consulting Services line where the Company had seven main engagements in 2010 versus 2009 of also seven.  2010 saw higher average engagement prices as the two largest engagements in 2010 were larger in scope than the two largest in 2009 and generated increased revenue: $237,808 in 2010 versus $189,819 in 2009, an increase of $47,989.  (In the table below the 2009 average exchange rate is used as the base exchange rate to compare the change to 2010).

The functional currency is the Canadian dollar and our reporting currency is the United States dollar. In 2010 our average exchange rate was C$1.00 = US$0.9679 and our average 2009 exchange rate was C$1.00 = US$0.8833, a favorable translation change of $.0846. To calculate the impact of the translation exchange rate difference we multiply the difference of $0.846 by the C$ sales of C$452,710 which equals $38,307.

	2010	2009	Change
Revenue	438,300	368,000	70,300
Favorable F/X	38,300	-	38,300
Net	400,000	368,000	32,000

Consulting	380,670	349,590	31,080
Web Design	17,670	10,200	7,470
Other	1,660	8,210	(6,550)
Net F/X Adjusted TOTAL	400,000	368,000	32,000

21

COST OF SALES:

Cost of Sales were $324,120 for the year ended December 31, 2010 versus $243,251 for the same period in 2009.  Depreciation expense was $6,343 and $5,978 for the year ended December 31, 2010 and 2009, respectively.  Backing out depreciation, net cost of sales were $317,777 and $237,273 for the year ended December 31, 2010 and 2009, respectively.  The increase in cost of sales as a percentage of revenue (72.53% in 2010 and 64.5% in 2009) is related to increased development costs of 8% points due to customer specific requirements.

OPERATING EXPENSES:

Operating expenses were $114,038 for the year ended December 31, 2010 versus $82,208 for the year ended December 31, 2009.  F/X impacted 2010 expenses about $9,900 so the F/X adjusted increase in expenses was about $21,900 ($104,100 minus $82,200).  The increase is mainly due to increased payroll and project costs.

NET INCOME (LOSS):

Net loss for the year ended December 31, 2010 was $1,250 versus net income of $35,804 for the year ended December 31, 2009.   The loss is related to the above mentioned items.

Seasonality

The Company currently does not experience any seasonality.

Critical Accounting Policies

Other than Revenue Recognition, (see Note 1), the Company does not have any critical accounting policies that have material levels of subjectivity and judgment necessary to account for highly uncertain matters.

Off-Balance Sheet Arrangements

The Company does not have nor does it plan to have any off-balance sheet arrangements.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

 The directors and officers of the company, their ages and principal positions are as follows:

Russell Hiebert	42	Director, Sole Office and Director; Secretary and Treasurer

Background of Directors and Executive Officers:

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Russell Hiebert, age 42:

Russ Hiebert is a business transformation consultant, instructional designer and executive coach.  He brings over 20 years experience in change management and organizational design with large public and private sector companies:

-	Leading large business transformation initiatives
-	Developing custom training courses; computer based training modules and tools to facilitate business transformation
-	Facilitating training sessions, strategy sessions and focus group sessions
-	Coaching business leaders

Russ has been involved in many organizational design and restructuring projects that have required him to work on organizational capacity planning and strategies in pursuit of organizational effectiveness.  Some of his clients include: Microsoft Canada, The Ontario Provincial Government, Manulife, Deloitte Consulting, Kimberly Clark, Bacardi and VenGrowth.

Russ has a BA from the University of Guelph with a major in Management Economics

RENUMERATION OF DIRECTORS AND OFFICERS

Our officers and director received the following compensation during the periods presented. There are no employment contracts with the Company.

Name of Person Receiving Compensation	Capacity in which he served to receive remuneration	Aggregate Remuneration

Russell Hiebert	Sole Officer and Director, Secretary and Treasurer	Year Ended December 31, 2010,	$85,000

		Year Ended December 31, 2009	$85,000

We have no plans to pay remuneration to any other officer in or associated with our Company. When we have funds and/or additional revenue, our board of directors will determine any other remuneration at that time.

Consulting expenses incurred for services provided by Mr, Hiebert were $21,721 in 2010 and $21,161 in 2009. These expenses are for sales generation. There have been $0 thus far in 2011 as the sales leads were generated in 2010.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

In December 2010, we issued 7,500,000  ordinary shares to various parties in exchange for 100% of the outstanding shares of Flint Management, LLC. In this transaction, the Sole Office and Director of the company received a total of 7,000,000 shares of ordinary shares in Flint Int'l Services, Inc.

.

As of the date of this filing, there are no other agreements or proposed transactions, whether direct or indirect, with anyone, but more particularly with any of the following:

*           a director or officer of the issuer;

*           any principal security holder;

*           any promoter of the issuer;

*           any relative or spouse, or relative of such spouse, of the above referenced persons.

During 2010 and 2009 and the following related party transaction took place.

·	2010:

o	Mr. Hiebert invoiced the Company $21,721 for consulting services during 2010. As of December 31, 2010 the total owed by the Company to Mr. Hiebert is $48,762.

o	The Company advanced Mr. Hiebert $21,646 during 2010. As of December 31, 2010 the total due The Company from Mr. Hiebert is $48,600.

·	2009:

o	Mr. Hiebert invoiced the Company $21,161 for consulting services during 2009. As of December 31, 2009 the total owed by the Company to Mr. Hiebert was $27,041.

o	The Company advanced Mr. Hiebert $21,131 during 2009. As of December 31, 2009 the total due the Company from Mr. Hiebert is $26,954.

23

PRINCIPAL SHAREHOLDERS

The following table lists the officers, directors and shareholders who, at the date hereof, own of record or beneficially, directly or indirectly, more than 5% of the outstanding ordinary shares, and all officers and directors of the company:

Title / relationship to Issuer	Name of Owner	Amount Owned Before the offering	Percent		Amount Owned After the offering	Percent

Sole Office and Director, Secretary	Russell Hiebert	7,000,000	93.33%
and Director				Minimum	7,000,000	92.47%
				Maximum	7,000,000	87.50%

No options, warrants or rights have been issued by the Company.

SIGNIFICANT PARTIES

The following table lists the relationship of the significant parties to the issuer:

Relationship to Issuer	Name and business address	Residential address

Officer and Director	Russell Hiebert 5732 HWY 7 West, Unit 15, Vaughn, ON, L4L 3A2, Canada	Russell Hiebert 8385 County Road 1 Loretta, Ontario L0G 1L0 Canada

Record owners of 5% (or more) owner of equity securities	Russell Hiebert 5732 HWY 7 West, Unit 15, Vaughn, ON, L4L 3A2, Canada	Russell Hiebert 8385 County Road 1 Loretta, Ontario L0G 1L0 Canada

RELATIONSHIP WITH ISSUER OF EXPERTS NAMED IN REGISTRATION STATEMENT

The experts named in this registration statement were not hired on a contingent basis and have no direct or indirect interest in our company.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

We have retained EFP Rotenberg, LLP as our registered independent public accounting firm. We have had no disagreements with them on accounting and disclosure issues.

24

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION

FOR SECURITIES ACT LIABILITIES

Our bylaws provide that the liability of our officers and directors for monetary damages shall be eliminated to the fullest extent permissible under Nevada Law, which includes elimination of liability for monetary damages for defense of civil or criminal actions. The provision does not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

 The position of the U.S. Securities & Exchange Commission under the Securities Act of 1933:

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

We have no underwriting agreement and therefore no provision for indemnification of officers and directors is made in an underwriting by a broker dealer.

LEGAL MATTERS

Our United States attorney is The McCall Law Firm, PC, 3201 Maple Ave., Suite 400, Dallas, Texas, 75201, 75001.  Legal matters in connection with the Company’s ordinary shares have been passed upon for the Company by its British Virgin Islands counsel, Forbes Hare, PO Box 4649, Road Town, Tortola, British Virgin Islands.

EXPERTS

The Company’s consolidated financial statements as of December 31, 2010 and 2009 included in this prospectus have been audited by EFP Rotenberg, LLP, our independent registered public accounting firm, as set forth in their report. The financial statements have been included in reliance upon the authority of them as experts in accounting and auditing.

DIVIDEND POLICY

To date, we have not declared or paid any dividends on our ordinary shares. We do not intend to declare or pay any dividends on our ordinary shares in the foreseeable future, but rather to retain any earnings to finance the growth of our business. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our results of operations, financial condition, contractual and legal restrictions and other factors it deems relevant.

25

CAPITALIZATION

The following table sets forth our capitalization as June 30, 2011. Our capitalization is presented on an actual basis, and a pro forma basis to give effect to net proceeds from the sale of the minimum number of shares (70,000) we plan to sell in this offering; and

   a pro forma basis to give effect to net proceeds from the sale of the midpoint number of shares (285,000) we plan to sell in this offering; and

   a pro forma basis to give effect to the net proceeds from the sale of the maximum number of shares (500,000) we plan to sell in this offering.

  Our Capitalization is calculated by taking current assets less current liabilities.

(In $US except for share data)	Unaudited June 30, 2011	After Minimum Offering	After Midpoint Offering	After Maximum Offering
Shareholder’s equity Ordinary shares, $0.001 par value; 40,000,000,shares authorized:	7,500	7,570	7,785	8,000
Additional paid-in-capital	21,674	91,604	306,959	521,174
Retained Earnings	36,913	20,264	10,574	4,525
Cummulative Translation Adjustment	1,381	1,381	1,381	1,381
Total shareholder’s equity	67,468	120,789	326,699	533,699
Total capitalization	117,763)	171,084	376,994	583,994
Number of shares outstanding	7,500,000	7,570,000	7,785,000	8,000,000

The Company has only one class of shares outstanding. The ordinary shares sold in this offering will be fully paid and non assessable, having voting rights of one vote per share, have no preemptive or conversion rights, and liquidation rights as is ordinary to a sole class of ordinary shares. The company has no sinking fund or redemption provisions on any of the currently outstanding shares and will have none on the shares sold in this offering.

TRANSFER AGENT

We will serve as our own transfer agent and registrar for the ordinary shares until such time as this registration is effective and we sell the minimum offering, then we intend to retain Signature Stock Transfer, Inc., 2632 Coachlight Court, Plano, Texas 75093.

26

FLINT INT’L SERVICES, INC.
Consolidated Balance Sheets
June 30, 2011 and December 31, 2010
	(Unaudited)
ASSETS	2011	2010
Current Assets
Cash and Cash Equivalents	$101,363	$25,975
Accounts Receivable - net	88,201	56,740

Total Current Assets	189,564	82,715

Fixed Assets, - net	2,878	5,097

Other Assets:
Due From Shareholder	50,128	48,600
Long-Term Deferred Tax Asset	7,115	6,898
Other Assets	0	7,641
Total Other Assets	57,243	63,139

TOTAL ASSETS	$249,685	$150,951

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts Payable	$79,625	$3,766
Accrued Expenses	52,297	71,487

Total Current Liabilities	131,922	75,253
Long-Term Liabilities
Amounts Due Shareholder	50,295	48,762
Total Long-Term Liabilities	50,295	48,762

TOTAL LIABILITIES	182,217	124,015

Shareholders’ Equity
Preferred Shares, $.001 par value, 20,000,000 shares authorized,
-0- and -0- shares issued and outstanding	0	0
Ordinary shares, $.001 par value, 50,000,000 shares authorized,
7,500,000 and 7,500,000 shares issued and outstanding	7,500	7,500
Additional Paid-In Capital	21,674	21,674
Cumulative Translation Adjustment	1,381	0
Retained Earnings / Accumulated Deficit	36,913	(2,238)
Total Shareholders' Equity	67,468	26,936

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$249,685	$150,951

The accompanying notes are an integral part of these consolidated financial statements.

F-1

FLINT INT’L SERVICES, INC Consolidated Statements of Operations For The Six Months Ended June 31, 2011 and 2010

	(Unaudited)	(Unaudited)
	2011	2010

REVENUES	263,444	209,519

COST OF SALES, inclusive of depreciation of $6,343 and $5,978	117,595	97,349
GROSS PROFIT	145,849	112,170

OPERATING EXPENSES
General & Administrative	91,060	49,146
TOTAL OPERATING EXPENSES	91,060	49,146
NET OPERATING INCOME/(LOSS)	54,789	63,024

Net Income Before Income Taxes	54,789	63,024

Income Tax (Expense) Benefit	(15,638)	(471)

NET INCOME/(LOSS)	$39,151	$62,553

EARNINGS PER SHARE, BASIC AND DILUTED
Weighted Average Number of Shares Outstanding	7,500,000	7,500,000
Earnings/(Loss) per Ordinary Share, Basic and Diluted	$0.005	$0.008

The accompanying notes are an integral part of these consolidated financial statements.

F-2

FLINT INT’L SERVICES, INC. Consolidated Statements of Cash Flows For the Six Months Ended June 30, 2011 and 2010

	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income (Loss)	$39,151	$62,533
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation Expense	3,029	2,886

Effect of Foreign Exchange	1,381	540
Changes in Assets and Liabilities:
(Increase)/Decrease in Accounts Receivable	(31,460)	53,599
(Increase)/Decrease Advances Shareholder	0	(18,625)
(Increase) Deferred Tax Asset	(217)	0
(Increase)/Decrease Other Assets	7,641	42
Increase/(Decrease) in Accounts Payable	75,858	(10,583)
Increase/(Decrease) in Accrued Expenses	(19,185)	(68,583)
Net Cash Used From Operating Activities	76,198	21,809

CASH FLOWS FROM INVESTING ACTIVITIES

Purchase of Fixed Assets	(810)	(1,157)

CASH FLOWS FROM FINANCING ACTIVITIES
Amounts due Shareholder	0	17,810

NET INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS	75,388	38,462
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	25,975	31,772

CASH AND CASH EQUIVALENTS AT END OF YEAR	$101,363	$70,234

SUPPLEMENTAL DISCLOSURES
Cumulative Translation Adjustment	$1,381	$(1,146)
Taxes Paid	$15,638	$471

The accompanying notes are an integral part of these consolidated financial statements.

F-3

FLINT INT’L SERVICES, INC.
Consolidated Statement of Shareholders’ Equity
For the Six Months Ended June 30, 2011 and The Years Ended December 31, 2010 and 2009

				Accumulated
				Other
	Ordinary shares		Paid-In	Comprehensive	Cumulative
	Shares	Amount	Capital	Income (Loss)	Deficit	Totals
Balance, January 1, 2009**	7,500,000	$7,500	$21,674	195	$(36,792)	$(7,423)

Comprehensive Income:
Net Income					35,804	35,804
Foreign Currency Translation
Adjustment				(2,494)		(2,494)
Comprehensive Income				(2,494)	35,804	33,310

Balance, December 31, 2009	7,500,000	$7,500	$21,674	(2,299)	$(988)	$25,887

Comprehensive Income:
Net Loss					(1,250)	(1,250)
Foreign Currency Translation
Adjustment				2,299		2,299
Comprehensive Income				2,299	(1,250)	1,049

Balance, December 31, 2010	7,500,000	$7,500	$21,674	-	$(2,238)	$26,936

Comprehensive Income:
Net Income					39,151	39,151
Foreign Currency Translation
Adjustment				1,381		1,381
Comprehensive Income				1,381	39,151	40,532

Balance, June 30, 2011	7,500,000	$7,500	$21,674	1,381	$36,913	$67,468

The accompanying notes are an integral part of these consolidated financial statements.

 ** As discussed in Note 1, the recapitalization of Flint Management, LLC with Flint Int’l Services, Inc. took place in December 2010 and has been accounted for as a reverse merger.   It has been reflected in the Statement of Changes in Shareholders’ Equity/(Deficit) as if it occurred in 2004 in order to consistently reflect the capitalization of the combined entity.

F-4

FLINT INT’L SERVICES, INC. Notes to the Consolidated Financial Statements June 30, 2011 and 2010

NOTE 1 – NATURE OF ACTIVITIES AND SIGNIFICANT ACCOUNTING POLICIES

Nature of Activities, History and Organization:

Flint Int'l Services, Inc. was incorporated on December 29, 2010 under the laws of the Cayman Islands in order to purchase 100% of the outstanding interests of Flint Management, LLC, a Canadian corporation.  In May 2011, we completed a merger/redomestication into our wholly owned subsidiary based in the British Virgin Islands, also named Flint Int'l Services, Inc., which was formed as a business company with limited liability (meaning the liability of shareholders is limited to the price paid for their shares). The British Virgin Islands corporation became the surviving entity along with its Memorandum and Articles.

Flint Management, LLC (“Flint LLC”) is a wholly owned subsidiary of Flint Int’l Services, Inc. (“FLINT” or “the Company” or “we”) and was formed in January 2004 as an Ontario, Canada Corporation.  Flint LLC, is an education company [corporation?] that tailor-makes courses designed to cover a specific topic or range of topics in a concise, easy to understand, computer-based format.

FLINT, a private holding company incorporated under the laws of the Cayman Islands but now existing under the laws of the British Virgin Islands, was formed in order to acquire 100% of the outstanding membership interests of Flint Management, LLC.  On December 31, 2010, FLINT issued 7,500,000 ordinary shares in exchange for a 100% equity interest in Flint Management, LLC.  As a result of the share exchange, Flint Management, LLC became the wholly owned subsidiary of FLINT.  As a result, the members of Flint Management, LLC own a majority of the voting shares of FLINT.  The transaction was accounted for as a reverse merger whereby Flint Management, LLC was considered to be the accounting acquirer as its members retained control of FLINT after the exchange, although FLINT is the legal parent company.  The share exchange was treated as a recapitalization of FLINT.  As such, Flint Management, LLC, (and its historical financial statements) is the continuing entity for financial reporting purposes. The financial statements have been prepared as if Flint Management, LLC had always been the reporting company and then on the share exchange date, had changed its name and reorganized its capital stock.  At the time of the exchange transaction, FLINT had no assets or liabilities and Flint Management, LLC had assets of approximately $144,000 with equity of approximately $22,300.

The capital structure of FLINT is presented as a consolidated entity as if the transaction had been effected in 2004 to consistently reflect the number of shares outstanding. However, the capital structure as presented is different that the capital structure that appears in the historical statements of Flint Management, LLC, in earlier periods due to the recapitalization accounting.

The Company operates on a calendar year-end.    Due to the nature of their operations, the Company operates in only one business segment.

Basis of Accounting and Consolidation:

The Company prepares its financial statements on the accrual basis of accounting.  It has one wholly owned subsidiary, Flint Management, LLC., which is consolidated. All intercompany balances and transactions are eliminated.

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States and applicable Securities and Exchange Commission (“SEC”) regulations.

Significant Accounting Policies:

The Company’s management selects accounting principles generally accepted in the United States of America and adopts methods for their application.  The application of accounting principles requires the estimating, matching and timing of revenue and expense.

The financial statements and notes are representations of the Company’s management which is responsible for their integrity and objectivity. Management further acknowledges that it is solely responsible for adopting sound accounting practices, establishing and maintaining a system of internal accounting control and preventing and detecting fraud.  The Company's system of internal  accounting control is designed to assure, among other items, that  1) recorded  transactions  are valid;  2) valid  transactions  are recorded;  and  3) transactions  are  recorded in the proper  period in a timely  manner to produce financial  statements which present fairly the financial  condition,  results of operations  and cash  flows of the  Company  for the  respective  periods  being presented.

F-5

 Cash and Cash Equivalents:

All highly liquid investments with original maturities of three months or less are included in cash and cash equivalents.  All deposits are maintained in Canada Deposit Insurance Corporation (CDIC) insured depository accounts in local financial institutions and balances are insured up to $100,000.

Fair Value of Financial Instruments:

In accordance with the reporting requirements of ASC 820 the Company  calculates the fair value of its assets and  liabilities which qualify as financial  instruments  under this statement and includes this additional information in the notes to the financial statements  when the fair value is different  than the  carrying  value of those financial instruments.

The carrying amounts of cash, cash equivalents, accounts receivable, accounts payable and notes payable approximate  their fair values due to the short-term maturities of these instruments.  The carrying amount of the Company’s marketable securities and capital leases approximate fair value due to the stated interest rates approximating market rates.

Accounts Receivable:

Accounts receivable are carried at their face amount, less an allowance for doubtful accounts.  On a periodic basis, the Company evaluates accounts receivable and establishes the allowance for doubtful accounts based on a combination of specific customer circumstances and credit conditions, based on a history of write offs and collections.  The Company’s policy is generally not to charge interest on trade receivables after the invoice becomes past due.  A receivable is considered past due if payments have not been received within agreed upon invoice terms.   The Company provides an allowance for all receivables that are greater than 90 days old. Allowances for Doubtful Accounts totaled $0 and $0 at June 30, 2010 and December 31, 2010,  respectively.  Write offs are recorded at a time when a customer receivable is deemed uncollectible.

Fixed Assets:

Fixed assets are stated at cost if purchased, or at fair value in a nonmonetary exchange, less accumulated depreciation.  Major renewals and improvements are capitalized; minor replacements, maintenance and repairs are charged to current operations. Depreciation is computed by applying the straight-line method over the estimated useful lives of the assets.

Revenue Recognition:

The Company recognizes revenue in accordance with ASC 605-10.  Revenue will be recognized only when all of the following criteria have been met:

● Persuasive evidence of an arrangement exists;

● Ownership and all risks of loss have been transferred to buyer, which is generally upon shipment or at the time the service is provided;

● The price is fixed and determinable; and

● Collectability is reasonably assured.

All services are billed when rendered and payment is due upon receipt of invoice.

Advertising:

Advertising costs consist primarily of print media and internet banners and are expensed as incurred.  The Company did not incur any advertising expenses in the six months ended June 30, 2011 and 2010.

Cost of Sales:

Cost of sales consists primarily of depreciation expense, payroll and development expense.

Income Taxes:

The Company has adopted ASC 740-10 which requires the use of the liability method in the computation of income tax expense and the current and deferred income taxes payable.  Income taxes are provided for all items included in the statements of operations for the periods ended June 30, 2011 and 2010.

F-6

Deferred income taxes arise from temporary differences resulting from differences between the financial statement and tax basis of assets and liabilities.  Deferred income taxes are classified as current or non-current, depending on the classification of the assets and liabilities to which they relate.  Deferred income taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which those temporary differences are expected to reverse.  The Company’s primary temporary differences relate to an accrued consulting expense not deductible in the current tax reporting period.

In accordance with ASC 740-10-50, Accounting for Uncertainty in Income Taxes, the Company recognizes the tax benefits from uncertain tax positions only if it is more than likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position.  The tax benefits recognized in the financial statements from such positions are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement.  Interest and/or penalties related to income tax matters, if incurred, are recognized as a component of income tax expense.  The Company’s income tax filings are subject to audit by various taxing authorities.  The Company’s open audit periods are 2008, 2009 and 2010.

Earnings per Share:

Earnings per share (basic) is calculated by dividing the net income (loss) by the weighted average number of ordinary shares outstanding for the period covered.  As the Company has no potentially dilutive securities, fully diluted earnings per share is equal to earnings per share (basic).

Foreign Currency Translation

The accompanying financial statements are presented in United States dollars. The reporting currency of the Company is USD and the functional currency of Flint Int’l Services, Inc and its wholly owned subsidiary Flint Management, LLC is the Canadian Dollar (CD). The financial statements are translated into United States dollars from Canadian dollars at year-end exchange rates as to assets and liabilities and average exchange rates as to revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred.

Use of Estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures.  Accordingly, actual results could differ from those estimates.

Employee Benefit Plans:

The Company has no employee benefit plans.

NOTE 2 – FIXED ASSETS

Fixed assets at June 30, 2011and December 31, 2010 are as follows:

	2011	2010
Autos	$18,747	$18,747
Office Equipment	8,375	7,565
Less: Accumulated Depreciation	(24,244)	(21,215)
Total Fixed Assets	$2,878	$5,097

Depreciation expense for the six months ended June 30, 2011 and 2010 was $3,029 and $2,886, respectively. The Company purchased $810 of computer equipment in 2011.

 NOTE 3 – EQUITY

On December 31, 2010, FLINT issued 7,500,000 ordinary shares in exchange for a 100%  equity interest in Flint Management, LLC.  As a result of the share exchange, Flint Management, LLC became the wholly owned subsidiary of FLINT.  As a result, the members of Flint Management, LLC owned a majority of the voting shares in the capital of FLINT.  The transaction was accounted for as a reverse merger whereby Flint Management, LLC was considered to be the accounting acquirer as its members retained control of FLINT after the exchange, although FLINT is the legal parent company.  The share exchange was treated as a recapitalization of FLINT.  As such, Flint Management, LLC, (and its historical financial statements) is the continuing entity for financial reporting purposes. The financial statements have been prepared as if FLINT had always been the reporting company and then on the share exchange date, had changed its name and reorganized its share capital. No additional shares have been issued in the six months ended June 30, 2011.

F-7

The Company is currently authorized to issue 20,000,000 preferred shares at a par value of $.001 per share.  There were no shares issued and outstanding as of June 30, 2011 and December 31, 2010.

The Company is currently authorized to issue 50,000,000 ordinary shares at a par value of $.001 per share.  These shares have full voting rights.  There were 7,500,000 shares issued and outstanding as of June 30, 2011 and December 31, 2010.

The Company does not have any share option plans or warrants.

NOTE 4 – INCOME TAXES

The Company follows ASC 740.  Deferred income taxes reflect the net effect of (a) temporary difference between carrying amounts of assets and liabilities for financial purposes and the amounts used for income tax reporting purposes, and (b) net operating loss carryforwards (“NOL”).     No net provision for refundable BVI (British Virgin Islands) income tax has been made in the accompanying statement of loss because no recoverable taxes were paid previously.

The Company had net income for the six months ended June 30, 2011 of approximately $39,150 and a net loss of approximately $1,250 for the year ended December 31, 2010.

Deferred tax assets at June 30, 2011 and December 31, 2010 consisted of the following:

	2011	2010
Current:
BVI	$0	$0
Canada	15,638	1,370
Total current provision	15,638	1,370

Deferred:
BVI	0	0
Canada	6,898	6,898
Total deferred provision (credit)	(6,898)	(6,898)

The significant components of deferred tax assets (liabilities) consist of the following:
	2010	2009
Accrued Consulting Services	6,898	6,898

Amounts recognized in the balance sheet consist of the following:	2010	2009
Deferred tax asset	$6,898	$6,898

The realization of deferred tax benefit is contingent upon future earnings

NOTE 5 – FINANCIAL CONDITION AND GOING CONCERN

The Company has a small retained earnings balance through June 30, 2011 totaling $36,913 and had working capital of $57,642.   Because of the small amount of retained earnings and low working capital, the Company will require additional working capital to develop its business operations.

The Company has experienced no loan defaults, labor stoppages, legal proceedings or any other operating interruption in 2011 or 2010.  Therefore, these items will not factor into whether the business continues as a going concern, and accordingly, management has not made any plans to dispose of assets or factor receivables to assist in generating working capital.

The Company intends to raise additional working capital either through private placements, public offerings and/or bank financing, or additional loans from Management if there is need for liquidity. Management may also consider reducing administrative costs. There are no assurances that the Company will be able to either (1) achieve a level of revenues adequate to generate sufficient cash flow from operations; or (2) obtain additional financing through either private placement, public offerings and/or bank financing necessary to support the Company’s working capital requirements.  To the extent that funds generated from private placements, public offerings and/or bank financing are insufficient, the Company will have to raise additional working capital.   No assurance can be given that additional financing will be available, or if available, will be on terms acceptable to the Company.  If adequate working capital is not generated from operations, financing is not available, or the Management cannot loan sufficient funds, the Company may not be able to continue its operations.

F-8

Management believes that the efforts it has made to promote its operation will continue for the foreseeable future.  These conditions raise substantial doubt about the Company’s ability to continue as a going concern.  The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 6 – RELATED PARTIES

During 2011 and 2010 and the following related party transaction took place.

·   2011:

o   There were no transactions in 2011.

·   2010:

o   Mr. Hiebert invoiced the Company $21,721 for consulting services during 2010.  As of December 31, 2010 the total owed by the Company to Mr. Hiebert is $48,762.

o   The Company advanced Mr. Hiebert $21,646 during 2010.  As of December 31, 2010 the total due the Company from Mr. Hiebert is $48,600.

NOTE 7 – REVENUE

The Company’s revenue is broken out as follows.

	2011 6 mos	Percent of Revenue	2010 6 mos	Percent of Revenue
Consulting Services	$263,444	100.0	$207,747	99.2
Web Design	0	0.0	0	0.0
Other	0	0.0	1,772	0.8
TOTAL	$263,444	100.0%	209,519	100.0%

NOTE 8 – REVENUE CONCENTRATION

We are an education technology company that tailor-makes electronic lessons and courses in an easily accessible, interactive bundle. In 2011 and in 2010 we had three major customers/engagements through six months.

Customers	2011 Revenue	%	2010 Revenue	%
Customer 1	$168,465	63.9%	$128,353	61.3%
Customer 2	53,735	20.4	40,854	19.5
Customer 3	30,885	11.7	23,085	11.0
Others	10,359	4.0	17,227	8.2
TOTAL	$263,444	100.0%	$209,519	100.0%

Approximately 96.0% of the Company’s revenue for the year ended June 30, 2011 was generated from the three largest engagements.

Approximately 91.8% of the Company’s revenue for the year ended June 30, 2010 was generated from the three largest engagements of which the two largest were different in 2010 versus 2011.

Note: The customers in 2011 are not recurring from 2010 (i.e. Customer 1 in 2011 is different to Customer 1 in 2010).

F-9

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Shareholders of Flint Int’l Services, Inc.

We have audited the accompanying consolidated balance sheets of Flint Int’l Services, Inc. as of December 31, 2010 and 2009, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2010. Flint Int’l Services, Inc.’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Flint Int’l Services, Inc. as of December 31, 2010 and 2009, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 5 to the consolidated financial statements, these conditions raise substantial doubt about its ability to continue as a going concern.  Management's plans in regard to these matters are also described in Note 5. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

/s/ EFP Rotenberg, LLP

EFP Rotenberg, LLP

Rochester, New York

May 13, 2011

F-10

FLINT INT’L SERVICES, INC.
Consolidated Balance Sheets
December 31, 2010 and 2009

ASSETS	2010	2009
Current Assets
Cash and Cash Equivalents	$25,975	$31,772
Accounts Receivable - net	56,740	71,983

Total Current Assets	82,715	103,755

Fixed Assets, - net	5,097	8,695

Other Assets:
Due From Shareholder	48,600	26,954
Long-Term Deferred Tax Asset	6,898	3,235
Other Assets	7,641	0
Total Other Assets	63,139	30,189

TOTAL ASSETS	$150,951	$142,639

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts Payable	$3,766	$13,052
Accrued Expenses	71,487	76,659

Total Current Liabilities	75,253	89,711
Long-Term Liabilities
Amounts Due Shareholder	48,762	27,041
Total Long-Term Liabilities	48,762	27,041

TOTAL LIABILITIES	124,015	116,752

Shareholders’ Equity
Preferred Shares, $.001 par value, 20,000,000 shares authorized,
-0- and -0- shares issued and outstanding	0	0
Ordinary shares, $.001 par value, 50,000,000 shares authorized,
7,500,000 and 7,500,000 shares issued and outstanding	7,500	7,500
Additional Paid-In Capital	21,674	21,674
Cumulative Translation Adjustment	0	(2,299)
Retained Earnings / Accumulated Deficit	(2,238)	(988)
Total Shareholders' Equity	26,936	25,887

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$150,951	$142,639

The accompanying notes are an integral part of these consolidated financial statements.

F-11

FLINT INT’L SERVICES, INC Consolidated Statements of Operations For The Years Ended December 31, 2010 and 2009

	2010	2009

REVENUES	438,278	367,989

COST OF SALES, inclusive of depreciation of $6,343 and $5,978	324,120	243,251
GROSS PROFIT	114,158	124,738

OPERATING EXPENSES
General & Administrative	114,038	82,208
TOTAL OPERATING EXPENSES	114,039	82,208
NET OPERATING INCOME/(LOSS)	120	42,530

Net Income Before Income Taxes	120	42,530

Income Tax (Expense) Benefit	(1,370)	(6,726)

NET INCOME/(LOSS)	$(1,250)	$35,804

EARNINGS PER SHARE, BASIC AND DILUTED
Weighted Average Number of Shares Outstanding	7,500,000	7,500,000
Earnings/(Loss) per Ordinary Share, Basic and Diluted	$(0.00)	$0.00

The accompanying notes are an integral part of these consolidated financial statements.

F-12

FLINT INT’L SERVICES, INC. Consolidated Statements of Cash Flows For the Years Ended December 31, 2010 and 2009

	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income (Loss)	$(1,250)	$35,804
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation Expense	6,343	5,978

Effect of Foreign Exchange	1,052	(603)
Changes in Assets and Liabilities:
(Increase)/Decrease in Accounts Receivable	15,243	(42,823)
(Increase)/Decrease Advances Shareholder	(21,646)	(21,131)
(Increase) Deferred Tax Asset	(3,663)	(3,235)
(Increase)/Decrease Other Assets	(7,641)	2,117
Increase/(Decrease) in Accounts Payable	(9,286)	(412)
Increase/(Decrease) in Accrued Expenses	(5,172)	22,836
Net Cash Used From Operating Activities	(26,020)	(1,469)

CASH FLOWS FROM INVESTING ACTIVITIES

Purchase of Fixed Assets	(1,498)	(1,055)

CASH FLOWS FROM FINANCING ACTIVITIES
Amounts due Shareholder	21,721	21,161

NET INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS	(5,797)	18,637
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	31,772	13,135

CASH AND CASH EQUIVALENTS AT END OF YEAR	$25,975	$31,772

SUPPLEMENTAL DISCLOSURES
Cumulative Translation Adjustment	$2,299	$(2,494)
Taxes Paid	$11,490	$0

The accompanying notes are an integral part of these consolidated financial statements.

F-13

FLINT INT’L SERVICES, INC.
Consolidated Statement of Shareholders’ Equity
For the Years Ended December 31, 2010 and 2009

				Accumulated
				Other
	Ordinary shares		Paid-In	Comprehensive	Cumulative
	Shares	Amount	Capital	Income (Loss)	Deficit	Totals
Balance, January 1, 2009**	7,500,000	$7,500	$21,674	195	$(36,792)	$(7,423)

Comprehensive Income:
Net Income					35,804	35,804
Foreign Currency Translation
Adjustment				(2,494)		(2,494)
Comprehensive Income				(2,494)	35,804	33,310

Balance, December 31, 2009	7,500,000	$7,500	$21,674	(2,299)	$(988)	$25,887

Comprehensive Income:
Net Income					(1,250)	(1,250)
Foreign Currency Translation
Adjustment				2,299		2,299
Comprehensive Income				2,299	(1,250)	1,049

Balance, December 31, 2010	7,500,000	$7,500	$21,674	-	$(2,238)	$26,936

The accompanying notes are an integral part of these consolidated financial statements.

 ** As discussed in Note 1, the recapitalization of Flint Management, LLC with Flint Int’l Services, Inc. took place in December 2010 and has been accounted for as a reverse merger.   It has been reflected in the Statement of Changes in Shareholders’ Equity/(Deficit) as if it occurred in 2004 in order to consistently reflect the capitalization of the combined entity.

F-14

FLINT INT’L SERVICES, INC. Notes to the Consolidated Financial Statements December 31, 2010 and 2009

NOTE 1 – NATURE OF ACTIVITIES AND SIGNIFICANT ACCOUNTING POLICIES

Nature of Activities, History and Organization:

Flint Int'l Services, Inc. was incorporated on December 29, 2010 under the laws of the Cayman Islands in order to purchase 100% of the outstanding interests of Flint Management, LLC, a Canadian corporation.  In May 2011, we completed a merger/redomestication into our wholly owned subsidiary based in the British Virgin Islands, also named Flint Int'l Services, Inc., which was formed as a business company with limited liability (meaning the liability of shareholders is limited to the price paid for their shares). The British Virgin Islands corporation became the surviving entity along with its Memorandum and Articles.

Flint Management, LLC (“Flint LLC”) is a wholly owned subsidiary of Flint Int’l Services, Inc. (“FLINT” or “the Company” or “we”) and was formed in January 2004 as an Ontario, Canada Corporation.  Flint LLC, is an education company [corporation?] that tailor-makes courses designed to cover a specific topic or range of topics in a concise, easy to understand, computer-based format.

FLINT, a private holding company incorporated under the laws of the Cayman Islands but now existing under the laws of the British Virgin Islands, was formed in order to acquire 100% of the outstanding membership interests of Flint Management, LLC.  On December 31, 2010, FLINT issued 7,500,000 ordinary shares in exchange for a 100% equity interest in Flint Management, LLC.  As a result of the share exchange, Flint Management, LLC became the wholly owned subsidiary of FLINT.  As a result, the members of Flint Management, LLC own a majority of the voting shares of FLINT.  The transaction was accounted for as a reverse merger whereby Flint Management, LLC was considered to be the accounting acquirer as its members retained control of FLINT after the exchange, although FLINT is the legal parent company.  The share exchange was treated as a recapitalization of FLINT.  As such, Flint Management, LLC, (and its historical financial statements) is the continuing entity for financial reporting purposes. The financial statements have been prepared as if Flint Management, LLC had always been the reporting company and then on the share exchange date, had changed its name and reorganized its capital stock.  At the time of the exchange transaction, FLINT had no assets or liabilities and Flint Management, LLC had assets of approximately $144,000 with equity of approximately $22,300.

The capital structure of FLINT is presented as a consolidated entity as if the transaction had been effected in 2004 to consistently reflect the number of shares outstanding. However, the capital structure as presented is different that the capital structure that appears in the historical statements of Flint Management, LLC, in earlier periods due to the recapitalization accounting.

The Company operates on a calendar year-end.    Due to the nature of their operations, the Company operates in only one business segment.

Basis of Accounting and Consolidation:

The Company prepares its financial statements on the accrual basis of accounting.  It has one wholly owned subsidiary, Flint Management, LLC., which is consolidated. All intercompany balances and transactions are eliminated.

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States and applicable Securities and Exchange Commission (“SEC”) regulations.

Significant Accounting Policies:

The Company’s management selects accounting principles generally accepted in the United States of America and adopts methods for their application.  The application of accounting principles requires the estimating, matching and timing of revenue and expense.

The financial statements and notes are representations of the Company’s management which is responsible for their integrity and objectivity. Management further acknowledges that it is solely responsible for adopting sound accounting practices, establishing and maintaining a system of internal accounting control and preventing and detecting fraud.  The Company's system of internal  accounting control is designed to assure, among other items, that  1) recorded  transactions  are valid;  2) valid  transactions  are recorded;  and  3) transactions  are  recorded in the proper  period in a timely  manner to produce financial  statements which present fairly the financial  condition,  results of operations  and cash  flows of the  Company  for the  respective  periods  being presented.

F-15

 Cash and Cash Equivalents:

All highly liquid investments with original maturities of three months or less are included in cash and cash equivalents.  All deposits are maintained in Canada Deposit Insurance Corporation (CDIC) insured depository accounts in local financial institutions and balances are insured up to $100,000.

Fair Value of Financial Instruments:

In accordance with the reporting requirements of ASC 820 the Company  calculates the fair value of its assets and  liabilities which qualify as financial  instruments  under this statement and includes this additional information in the notes to the financial statements  when the fair value is different  than the  carrying  value of those financial instruments.

The carrying amounts of cash, cash equivalents, accounts receivable, accounts payable and notes payable approximate  their fair values due to the short-term maturities of these instruments.  The carrying amount of the Company’s marketable securities and capital leases approximate fair value due to the stated interest rates approximating market rates.

Accounts Receivable:

Accounts receivable are carried at their face amount, less an allowance for doubtful accounts.  On a periodic basis, the Company evaluates accounts receivable and establishes the allowance for doubtful accounts based on a combination of specific customer circumstances and credit conditions, based on a history of write offs and collections.  The Company’s policy is generally not to charge interest on trade receivables after the invoice becomes past due.  A receivable is considered past due if payments have not been received within agreed upon invoice terms.   The Company provides an allowance for all receivables that are greater than 90 days old. Allowances for Doubtful Accounts totaled $0 and $0 at December 31, 2010 and 2009,  respectively.  Write offs are recorded at a time when a customer receivable is deemed uncollectible.

Fixed Assets:

Fixed assets are stated at cost if purchased, or at fair value in a nonmonetary exchange, less accumulated depreciation.  Major renewals and improvements are capitalized; minor replacements, maintenance and repairs are charged to current operations. Depreciation is computed by applying the straight-line method over the estimated useful lives of the assets.

Revenue Recognition:

The Company recognizes revenue in accordance with ASC 605-10.  Revenue will be recognized only when all of the following criteria have been met:

● Persuasive evidence of an arrangement exists;

● Ownership and all risks of loss have been transferred to buyer, which is generally upon shipment or at the time the service is provided;

● The price is fixed and determinable; and

● Collectability is reasonably assured.

All services are billed when rendered and payment is due upon receipt of invoice.

Advertising:

Advertising costs consist primarily of print media and internet banners and are expensed as incurred.  The Company did not incur any advertising expenses in 2010 or 2009.

Cost of Sales:

Cost of sales consists primarily of depreciation expense, payroll and development expense.

Income Taxes:

The Company has adopted ASC 740-10 which requires the use of the liability method in the computation of income tax expense and the current and deferred income taxes payable.  Income taxes are provided for all items included in the statements of operations for the years ended December 31, 2010 and 2009.

F-16

Deferred income taxes arise from temporary differences resulting from differences between the financial statement and tax basis of assets and liabilities.  Deferred income taxes are classified as current or non-current, depending on the classification of the assets and liabilities to which they relate.  Deferred income taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which those temporary differences are expected to reverse.  The Company’s primary temporary differences relate to an accrued consulting expense not deductible in the current tax reporting period.

In accordance with ASC 740-10-50, Accounting for Uncertainty in Income Taxes, the Company recognizes the tax benefits from uncertain tax positions only if it is more than likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position.  The tax benefits recognized in the financial statements from such positions are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement.  Interest and/or penalties related to income tax matters, if incurred, are recognized as a component of income tax expense.  The Company’s income tax filings are subject to audit by various taxing authorities.  The Company’s open audit periods are 2008, 2009 and 2010.

Earnings per Share:

Earnings per share (basic) is calculated by dividing the net income (loss) by the weighted average number of ordinary shares outstanding for the period covered.  As the Company has no potentially dilutive securities, fully diluted earnings per share is equal to earnings per share (basic).

Foreign Currency Translation

The accompanying financial statements are presented in United States dollars. The reporting currency of the Company is USD and the functional currency of Flint Int’l Services, Inc and its wholly owned subsidiary Flint Management, LLC is the Canadian Dollar (CD). The financial statements are translated into United States dollars from Canadian dollars at year-end exchange rates as to assets and liabilities and average exchange rates as to revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred.

Use of Estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures.  Accordingly, actual results could differ from those estimates.

Employee Benefit Plans:

The Company has no employee benefit plans.

NOTE 2 – FIXED ASSETS

Fixed assets at December 31, 2010 and 2009 are as follows:

	2010	2009
Autos	$18,747	$18,747
Office Equipment	7,565	6,067
Less: Accumulated Depreciation	(21,215)	(16,119)
Total Fixed Assets	$5,097	$8,695

Depreciation expense for the years ended December 31, 2010 and 2009 was $6,343 and $5,978, respectively.

 NOTE 3 – EQUITY

On December 31, 2010, FLINT issued 7,500,000 ordinary shares in exchange for a 100%  equity interest in Flint Management, LLC.  As a result of the share exchange, Flint Management, LLC became the wholly owned subsidiary of FLINT.  As a result, the members of Flint Management, LLC owned a majority of the voting shares in the capital of FLINT.  The transaction was accounted for as a reverse merger whereby Flint Management, LLC was considered to be the accounting acquirer as its members retained control of FLINT after the exchange, although FLINT is the legal parent company.  The share exchange was treated as a recapitalization of FLINT.  As such, Flint Management, LLC, (and its historical financial statements) is the continuing entity for financial reporting purposes. The financial statements have been prepared as if FLINT had always been the reporting company and then on the share exchange date, had changed its name and reorganized its share capital.

F-17

The Company is currently authorized to issue 20,000,000 preferred shares at a par value of $.001 per share.  There were no shares issued and outstanding as of December 31, 2010.

The Company is currently authorized to issue 50,000,000 ordinary shares at a par value of $.001 per share.  These shares have full voting rights.  There were 7,500,000 shares issued and outstanding as of December 31, 2010.

The Company does not have any share option plans or warrants.

NOTE 4 – INCOME TAXES

The Company follows ASC 740.  Deferred income taxes reflect the net effect of (a) temporary difference between carrying amounts of assets and liabilities for financial purposes and the amounts used for income tax reporting purposes, and (b) net operating loss carryforwards (“NOL”).     No net provision for refundable BVI (British Virgin Islands) income tax has been made in the accompanying statement of loss because no recoverable taxes were paid previously.

The Company had a net loss for the year ended December 31, 2010 of approximately $1,250 and a net income of approximately $35,800 for the year ended December 31, 2009.

Deferred tax assets at December 31, 2010 and 2009 consisted of the following:

	2010	2009
Current:
BVI	$0	$0
Canada	1,370	6,726
Total current provision	1,370	6,726

Deferred:
BVI	0	0
Canada	6,898	3,235
Total deferred provision (credit)	(6,898)	(3,235)

The significant components of deferred tax assets (liabilities) consist of the following:
	2010	2009
Accrued Consulting Services	6,898	3,235

Amounts recognized in the balance sheet consist of the following:	2010	2009
Deferred tax asset	$6,898	$3,235

The realization of deferred tax benefit is contingent upon future earnings.

NOTE 5 – FINANCIAL CONDITION AND GOING CONCERN

The Company has a cumulative deficit through December 31, 2010 totaling $2,238 and had working capital of $7,462.   Because of the accumulated deficit and low working capital, the Company will require additional working capital to develop its business operations.

F-18

The Company has experienced no loan defaults, labor stoppages, legal proceedings or any other operating interruption in 2010 or 2009.  Therefore, these items will not factor into whether the business continues as a going concern, and accordingly, management has not made any plans to dispose of assets or factor receivables to assist in generating working capital.

The Company intends to raise additional working capital either through private placements, public offerings and/or bank financing, or additional loans from Management if there is need for liquidity. Management may also consider reducing administrative costs. There are no assurances that the Company will be able to either (1) achieve a level of revenues adequate to generate sufficient cash flow from operations; or (2) obtain additional financing through either private placement, public offerings and/or bank financing necessary to support the Company’s working capital requirements.  To the extent that funds generated from private placements, public offerings and/or bank financing are insufficient, the Company will have to raise additional working capital.   No assurance can be given that additional financing will be available, or if available, will be on terms acceptable to the Company.  If adequate working capital is not generated from operations, financing is not available, or the Management cannot loan sufficient funds, the Company may not be able to continue its operations.

Management believes that the efforts it has made to promote its operation will continue for the foreseeable future.  These conditions raise substantial doubt about the Company’s ability to continue as a going concern.  The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 6 – RELATED PARTIES

During 2010 and 2009 and the following related party transaction took place.

·   2010:

o   Mr. Hiebert invoiced the Company $21,721 for consulting services during 2010.  As of December 31, 2010 the total owed by the Company to Mr. Hiebert is $48,762.

o   The Company advanced Mr. Hiebert $21,646 during 2010.  As of December 31, 2010 the total due the Company from Mr. Hiebert is $48,600.

·   2009:

o   Mr. Hiebert invoiced the Company $21,161 for consulting services during 2009.  As of December 31, 2009 the total owed by the Company to Mr. Hiebert was $27,041.

o   The Company advanced Mr. Hiebert $21,131 during 2009.  As of December 31, 2009 the total due the Company from Mr. Hiebert is $26,954.

NOTE 7 – SUBSEQUENT EVENTS

In accordance with ASC 855-10 an evaluation of subsequent events was performed through May 11, 2011, which is the date the financial statements were issued.  The Company entered into a lease for it’s corporate offices on January 11, 2011that has a term of one year beginning February 1, 2011 and expiring on January 31, 2012.  The Company pays $850 Canadian per month.

In May 2011, the Company completed a merger/redomestication into our wholly owned subsidiary based in the British Virgin Islands, also named Flint Int'l Services, Inc.

NOTE 8 – RECENT ACCOUNTING PRONOUNCEMENTS

The Company has evaluated all the recent accounting pronouncements through the date of issuance of these financial statements and believe that none of them will have a material effect on the Company’s financial statements.

NOTE 9 – REVENUE

The Company’s revenue is broken out as follows.

	2010	Percent of Revenue	2009	Percent of Revenue
Consulting Services	$417,136	95.2	$349,583	95.0
Web Design	19,359	4.4	10,203	2.8
Other	1,783	0.4	8,203	2.2
TOTAL	$438,278	100.0%	367,989	100.0%

F-19

NOTE 10 – REVENUE CONCENTRATION

We are an education technology company that tailor-makes electronic lessons and courses in an easily accessible, interactive bundle. In 2010 and in 2009 we had seven major customers/engagements.

Customers	2010 Revenue	%	2009 Revenue	%
Customer 1	$127,376	29.1%	$106,879	29.0%
Customer 2	110,432	25.2	82,970	22.5
Customer 3	56,658	12.9	58,077	15.8
Others	143,812	32.8	120,045	32.7
TOTAL	$438,278	100.0%	$367,971	100.0%

Approximately 67.2% of the Company’s revenue for the year ended December 31, 2010 was generated from the three largest engagements.

Approximately 67.3% of the Company’s revenue for the year ended December 31, 2009 was generated from the three largest engagements.

F-20

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 1.          Indemnification of Directors and Officers

The articles of association of the Company provide for the indemnification of its directors and officers. Specifically, under the indemnification provisions, the Company will indemnify its directors and officers to the fullest extent permitted by law against liabilities that are incurred by the directors or officers while executing the duties of their respective offices. The directors and officers, however, will not be entitled to the indemnification if they incurred the liabilities through their own fraud, willful neglect or willful default.

The Company is a company limited by shares incorporated in the British Virgin Islands. As such, it is subject to and governed by the laws of the British Virgin Islands with respect to the indemnification provisions. The BVI Business Companies Act, 2004 (as revised) of the British Virgin Islands does not permit a British Virgin Islands company to indemnify its directors or officers in circumstances where the director has not acted honestly and in good faith in what he believes is in the best interests of the company.

The Company has entered into indemnification agreements with its directors and officers, whereby the Company agreed to indemnify its directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of the Company, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interest of the Company. At present, there is no pending litigation or proceeding involving a director or officer of the Company regarding which indemnification is sought, nor is the Company aware of any threatened litigation that may result in claims for indemnification.

Directors’ Fiduciary Duties:

As a matter of British Virgin Islands law, a director of a British Virgin Islands company is in the position of a fiduciary with respect to the company and, therefore, he owes the following duties to the company — a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his position as director (unless the company permits him to do so) and a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party (unless that conflict is properly disclosed to the board of directors prior to a vote being taken, in which case the conflicted director may vote in accordance with the company’s Memorandum and Articles of Association).  A director of a British Virgin Islands company owes to the company a duty to act with care, diligence and skill. Section 122 of the Act provides that a director shall exercise the care, diligence, and skill that a reasonable director would exercise in the same circumstances taking into account: (a) the nature of the company , (b) the nature of the decision, and (c) the position of the director and the nature of the responsibilities undertaken by him . This is an objective test by the court and disregards a director’s past general knowledge and experience.

Item 2.          Other Expenses of Issuance and Distribution

All expenses, including all allocated general administrative and overhead expenses, related to the offering or the organization of the Company will be borne by the Company. Neither the company nor any shareholder has paid any premium on any policy to insure or indemnify directors or officers against any liabilities arising from the registration, offering, or sale of these securities.

The following table sets forth a reasonable itemized statement of all anticipated out-of-pocket and overhead expenses (subject to future contingencies) to be incurred in connection with the distribution of the securities being registered, reflecting the minimum and maximum subscription amounts.

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	Minimum	Maximum

SEC Filing Fee	$64	$64
Printing and Engraving Expenses	1,000	5,000
Legal Fees and Expenses	2,500	15,500
Edgar Fees	2,800	2,800
Accounting Fees and Expenses	3,000	3,000
Blue Sky fees and Expenses	4,500	7,000
Miscellaneous	2,905	405
TOTAL	$16,769	$33,769

As more shares are sold, we anticipate legal fees to increase due to the likelihood of investors being from other states which could result in state blue sky securities filings. Although our legal fees are not contingent on the number of shares sold, it is likely that the legal fees will increase as our attorney will charge us for these filings. Also, as more shares are sold, our printing expenses will increase.

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Item 3.        Undertakings

   1(a) Rule 415 Offering.  The undersigned registrant hereby undertakes:

         (1)    To file, during any period in which it offers or sales are being made, a post-effective amendment to this Registration Statement to:

                (i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933; and

                (ii)   To reflect in the prospectus any facts or events after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate,, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

                (iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement:

-Provided however, that: Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

-Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

         (2)    That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the end of the offering.

         (4)    That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities; The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to his registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be considered to offer or sell such securities to purchase:

    (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

   (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

   (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

   (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

If the registrant is subject to Rule 430C, for the purpose of determining liability to any purchaser, the registrant will:

For each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Registrant hereby undertakes to request acceleration of the effective date of the registration statement under Rule 461 of the Securities Act:

                Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

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In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed by the Securities Act and will be governed by the final adjudication of such issue.

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Item 4.          Unregistered Securities Issued or Sold Within One Year

In December 2010, the Company issued 7,500,000 ordinary shares in exchange for 100% of the outstanding equity interests in Flint Management, LLC, an Ontario, Canada limited liability corporation established in 2004. Of the 7,500,000 shares issued, the Sole Officer and Director received 7,000,000 shares and two other investors each received 500,000 shares. At the date of the exchange, the equity received for these shares was $81,800. The shares were issued under the exemption under the Securities Act of 1933, section 4(2); this section states that transactions by an issuer not involving any public offering is an exempted transaction. The company relied upon this exemption because in a private transaction in December 2010, the shareholders of a private company received their respective shares for their ownership interests in FLINT Services, Int’l, Inc. The certificates evidencing the securities bear legends stating that the shares may not be offered, sold or otherwise transferred other than pursuant to an effective registration statement under the Securities Act, or an exemption from such registration requirements.

II-5

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form F-1 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Vaughn, Province of Ontario, on September 29 , 2011.

FLINT INT’L SERVICES, INC.

By: /s/ Russell Hiebert
Russell Hiebert, President, Sole Office and Director

FLINT INT’L SERVICES, INC.

By: /s/ Russell Hiebert
Russell Hiebert, President, Sole Office and Director

FLINT INT’L SERVICES, INC.

By: /s/ Russell Hiebert
Russell Hiebert, President, Sole Office and Director

 In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons, in the capacities and on the dates stated.

Signature	Title	Date

/s/ Russell Hiebert	President, Sole Office and Director, Secretary	SEPTEMBER 29, 2011
Russell Hiebert

/s/ Russell Hiebert	Chief Executive Officer	SEPTEMBER 29, 2011
Russell Hiebert

/s/ Russell Hiebert	Chief Financial Officer	SEPTEMBER 29, 2011
Russell Hiebert

/s/ Russell Hiebert	Chief Accounting Officer	SEPTEMBER 29, 2011
Russell Hiebert

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Item 5.       Exhibits

                The following Exhibits are filed as part of the Registration Statement:

Exhibit No.	Identification of Exhibit
2.1	-Articles of Incorporation*
2.4	-By Laws*
3.1	-Specimen Share Certificate*
4.1	-Form of Subscription*
5.1	-Opinion and Consent of Forbes Hare*
5.2	-Opinion and Consent of The McCall Law Firm*
8.1	-Opinion and consent of Law Offices of J. Hamilton McMenamy
21	-Subsidiaries of Registrant
23.1	-Consent of EFP Rotenberg, LLP CPAs

*Previously filed

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